                                                                    EXHIBIT 2.1

                                                                 EXECUTION COPY
                                                                 --------------



                            DENISON INTERNATIONAL PLC

                                       and

                           PARKER-HANNIFIN CORPORATION




                              ACQUISITION AGREEMENT







                          Dated as of December 7, 2003

                                TABLE OF CONTENTS


                                                                                   Page
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
ARTICLE I.  TENDER OFFER AND SQUEEZE-OUT....................................         2

      1.1.  The Offer.......................................................         2
      1.2.  Company Action..................................................         3
      1.3.  Directors.......................................................         4
      1.4.  The Squeeze-Out.................................................         4
      1.5.  Closing.........................................................         4
      1.6.  Options.........................................................         5

ARTICLE II.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................         6

      2.1.  Organization and Good Standing..................................         6
      2.2.  Capitalization..................................................         6
      2.3.  Subsidiaries....................................................         7
      2.4.  Authorization; Binding Agreement................................         7
      2.5.  Approvals.......................................................         8
      2.6.  No Violations...................................................         8
      2.7.  Securities Filings..............................................         8
      2.8.  Company Financial Statements....................................         9
      2.9.  Absence of Certain Changes or Events............................        10
      2.10. Compliance with Laws............................................        10
      2.11. Permits.........................................................        10
      2.12. Litigation......................................................        11
      2.13. Contracts.......................................................        11
      2.14. Employee Benefit Plans..........................................        12
      2.15. Taxes and Returns...............................................        15
      2.16. Intellectual Property...........................................        17
      2.17. Environmental...................................................        17
      2.18. Offer Documents.................................................        18
      2.19. Finders and Investment Bankers..................................        19
      2.20. Real Property; Other Assets.....................................        19
      2.21. Takeover Statutes...............................................        19
      2.22. Shareholders' Rights Agreement..................................        20
      2.23. Major Suppliers, Customers and Distributors.....................        20
      2.24. Written Opinion of Financial Advisor............................        20
      2.25. Transactions With Affiliates....................................        20
      2.26. Labor Matters...................................................        21
      2.27. Insurance Policies..............................................        21
      2.28. Acquisitions and Divestitures...................................        22
      2.29. Confidentiality and Standstill Agreements.......................        22

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF PURCHASER...................        22

      3.1.  Organization and Good Standing..................................        22


                                       (i)

      3.2.  Authorization; Binding Agreement................................        22
      3.3.  Approvals.......................................................        23
      3.4.  No Violations...................................................        23
      3.5.  Offer Documents.................................................        23
      3.6.  Finders and Investment Bankers..................................        23
      3.7.  Financing Arrangements..........................................        23

ARTICLE IV.  ADDITIONAL COVENANTS OF THE COMPANY............................        24

      4.1.  Conduct of Business of the Company and its Subsidiaries.........        24
      4.2.  Notification of Certain Matters.................................        26
      4.3.  Access and Information..........................................        27
      4.4.  Reasonable Commercial Efforts...................................        28
      4.5.  Public Announcements............................................        28
      4.6.  Compliance......................................................        28
      4.7.  No Solicitation.................................................        28
      4.8.  SEC and Stockholder Filings.....................................        31
      4.9.  Director Resignations...........................................        31
      4.10. Shareholder Litigation..........................................        31
      4.11. Board Recommendations...........................................        31

ARTICLE V.  ADDITIONAL COVENANTS OF PURCHASER...............................        31

      5.1.  Reasonable Commercial Efforts...................................        31
      5.2.  Public Announcements............................................        32
      5.3.  Compliance......................................................        32
      5.4.  Indemnification.................................................        32

ARTICLE VI.  TERMINATION AND ABANDONMENT....................................        33

      6.1.  Termination.....................................................        33
      6.2.  Effect of Termination and Abandonment...........................        35

ARTICLE VII.  MISCELLANEOUS.................................................        36

      7.1.  Amendment and Modification......................................        36
      7.2.  Waiver of Compliance; Consents..................................        36
      7.3.  Survival........................................................        37
      7.4.  Notices.........................................................        37
      7.5.  Binding Effect; Assignment......................................        38
      7.6.  Expenses........................................................        38
      7.7.  Governing Law...................................................        38
      7.8.  Counterparts....................................................        38
      7.9.  Interpretation..................................................        38
      7.10. Entire Agreement................................................        39
      7.11. Severability....................................................        39
      7.12. Certain Remedies................................................        39
      7.13. Third Parties...................................................        40


                                      (ii)
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
      7.14. Disclosure Letters..............................................        40
      7.15. Further Assurances..............................................        40


                                      (iii)

            This Acquisition Agreement (this "Agreement") is made and entered into as of December 7, 2003, by and between DENISON INTERNATIONAL PLC, a public limited company organized under the laws of England and Wales (the "Company"), and PARKER-HANNIFIN CORPORATION, an Ohio corporation ("Purchaser").

                             W I T N E S S E T H:

            WHEREAS, the respective Boards of Directors of the Company and Purchaser have each determined that it is in the best interests of their respective shareholders for Purchaser to acquire the Company upon the terms and subject to the conditions set forth herein;

            WHEREAS, in furtherance thereof, it is proposed that Purchaser will make cash tender offers to acquire all of the issued and outstanding Ordinary Shares, $0.01 par value, of the Company (the "Ordinary Shares"), including those represented by American Depositary Shares ("ADSs"), and all of the issued and outstanding A Ordinary Shares, (pound) 8.00 par value, of the Company (the "A Ordinary Shares" and, together with the Ordinary Shares and the ADSs, the "Shares"), each in return for the payment by Purchaser of an amount equal to $24.00 per Share or such higher price as may be paid in the Offer (the "Per Share Amount"), in each case net to the seller in cash (the cash tender offers for the Ordinary Shares, including those represented by ADSs, and the A
Ordinary Shares in accordance with the terms of this Agreement are hereinafter collectively referred to as the "Offer");

            WHEREAS, also in furtherance thereof, the respective Boards of Directors of the Company and Purchaser have each approved the Offer in accordance with the laws of England and Wales and the State of Ohio, respectively, and the provisions of this Agreement;

            WHEREAS, pursuant to the resolutions adopted at the Meeting (as hereinafter defined), the Board of Directors of the Company has unanimously recommended the acceptance of the Offer to the holders of the Shares;

            WHEREAS, as an inducement and a condition to Purchaser's entering into this Agreement, contemporaneously with the execution and delivery of this Agreement, certain shareholders of the Company holding in the aggregate not less than 90% of the outstanding A Ordinary Shares have entered into Tender Agreements with Purchaser (the "Tender Agreements"), pursuant to which each such shareholder has, among other things, agreed to tender all of its Shares in the Offer; and

            WHEREAS, the Company and Purchaser desire to make certain representations, warranties and agreements in connection with, and establish various conditions precedent to, the transactions contemplated hereby.

            NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

                                   ARTICLE I.

                          TENDER OFFER AND SQUEEZE-OUT

         1.1. The Offer. (a) Provided that this Agreement shall not have been terminated in accordance with Section 6.1 hereof and none of the events set forth in Annex I hereto shall have occurred and are existing, Purchaser or a direct or indirect subsidiary thereof shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Securities Exchange Act")) the Offer as promptly as practicable following the public announcement of the execution of this Agreement, but in no event later than ten (10) business days following the execution of this Agreement, and shall use all reasonable commercial efforts to consummate the Offer. The obligation of Purchaser to accept for payment any Shares tendered in the Offer shall be subject to the satisfaction of only those conditions set forth in Annex I hereto. Except as set forth in Section 1.1(b) below, Purchaser expressly reserves the right to waive any such condition or to increase the Per Share Amount. The Per Share Amount shall be net to each seller in cash, subject to reduction only for any applicable federal back-up withholding or stock transfer taxes payable by such seller. The Company agrees that no Shares held by the Company or any of its subsidiaries will be tendered to Purchaser pursuant to the Offer.

         (b) Without the prior written consent of the Company, Purchaser shall not (i) decrease the Per Share Amount or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought, (iii) except as expressly set forth in Annex I hereto, amend or waive satisfaction of the Minimum Condition (as defined in Annex I hereto) or (iv) impose additional conditions to the Offer or amend any other term of the Offer in any manner adverse to the holders of Shares. Upon the terms and subject to the conditions of the Offer, Purchaser will accept for payment and purchase, as soon as permitted under the terms of the Offer, all Shares validly tendered and not withdrawn prior to the expiration of the Offer.

         (c) The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") having only the conditions set forth in Annex I hereto. As soon as practicable on the date the Offer is commenced, Purchaser shall file with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the "Schedule TO") with respect to the Offer that will comply in all material respects with the provisions of, and satisfy in all material respects the requirements of, such Schedule TO and all applicable securities laws and will contain (including as an exhibit) or incorporate by reference the Offer to Purchase and forms of the related letter of transmittal, form of acceptance and summary advertisement (which documents, together with any supplements or amendments thereto, and any other SEC schedule or form which is filed in connection with the Offer and related transactions, are referred to collectively herein as the "Offer Documents"). Each of Purchaser and the Company agrees promptly to correct any information provided by it for use in the Schedule TO or the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and to supplement the information provided by it specifically for use in the Schedule TO or the Offer Documents to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and Purchaser further agrees to take all steps necessary to cause the Schedule TO, as so corrected or supplemented, to be filed with the SEC and the Offer Documents, as so corrected or supplemented, to be disseminated to holders of Shares, in each case, as and to the extent required by applicable securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on any Offer Documents and any amendments thereto before they are filed with the SEC. Purchaser shall provide the Company and its legal counsel with any comments that Purchaser or its legal counsel may receive from the SEC or its staff with respect to the Schedule TO promptly after receipt of such comments and shall consult with the Company and its legal counsel prior to responding to any comments.

         (d) The Offer to Purchase shall provide for an initial expiration date and time of 8:00 a.m., New York City time, on the twenty-first (21) business day (as defined in Rule 14d-1 under the Securities Exchange Act) following the date of commencement. Purchaser agrees that it shall not (x) subject to Purchaser's right to terminate this Agreement and the Offer in accordance with the terms of
Section 6.1 and Annex I hereof, terminate or withdraw the Offer, or (y) extend the expiration date of the Offer except that Purchaser may, without the consent of the Company, (i) extend the Offer (with each extension being for a period of not more than ten (10) business days) if at the expiration date of the Offer the conditions to the Offer described in Annex I hereto shall not have been satisfied or earlier waived; provided, however, that, if, and for so long as, all the conditions to the Offer described in Annex I hereto have been satisfied or waived other than the conditions set forth in clauses (ii) and/or (iii) of the preamble of Annex I, Purchaser shall be required to extend the expiration date of the Offer until the earlier of the date on which the Shares are accepted for payment as permitted under the terms of the Offer or the date on which this Agreement and the Offer is terminated in accordance with Section 6.1 or Annex I hereof, respectively; (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or (iii) after the acceptance of and payment for the Shares pursuant to the Offer, extend the Offer for a further period of time by means of a subsequent offering period under Rule 14d-11 promulgated under the Exchange Act of not more than twenty
(20) business days.

         1.2. Company Action. (a) The Company hereby approves of and consents to the Offer and represents and warrants that the Board of Directors of the Company, at a meeting duly called and held on December 7, 2003 (the "Meeting"), at which all of the Directors were present (either in person or via tele-conference), unanimously (i) approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Acquisition, (ii) recommended that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer, and (iii) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Acquisition, are fair to, and in the best interests of, the stockholders of the Company. Lazard Freres & Co. LLC ("Lazard") has delivered to the Board of Directors of the Company its opinion that the Per Share Amount to be paid to the holders of Shares in the Offer is fair, from a financial point of view, to such holders. Subject to the provisions of Section 4.7(b), the Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board of Directors of Company in favor of the Offer.

         (b) The Company shall file with the SEC, as promptly as practicable after the filing by Purchaser of the Schedule TO with respect to the Offer, a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "Schedule 14D-9") that will comply in all material respects with the provisions of all applicable securities law. The Company shall mail such
Schedule 14D-9 to the stockholders of the Company along with the Offer Documents promptly after the commencement of the Offer. The Schedule 14D-9 and the Offer Documents shall contain the recommendation of the Board of Directors of the Company described in Section 1.2(a) hereof. The Company agrees promptly to correct the Schedule 14D-9 if and to the extent that it shall become false or misleading in any material respect (and Purchaser, with respect to written information supplied by it specifically for use in the Schedule 14D-9, shall promptly notify the Company of any required corrections of such information and cooperate with the Company with respect to correcting such information) and to supplement the information contained in the Schedule 14D-9 to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Company shall take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the Company's stockholders to the extent required by applicable federal securities laws. Purchaser and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 and any amendments thereto before they are filed with the SEC. The Company shall provide Purchaser and its legal counsel with any comments that the Company or its legal counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments and shall consult with Purchaser and its legal counsel prior to responding to any comments.

         (c) In connection with the Offer, the Company shall promptly upon execution of this Agreement furnish Purchaser with mailing labels containing the names and addresses of all record holders of Shares and security position listings of Shares held in stock depositories, each as of a recent date, and shall promptly furnish Purchaser with such additional information, including updated lists of stockholders, mailing labels and security position listings, and such other information and assistance as Purchaser or its agents may reasonably request for the purpose of communicating the Offer to the record and beneficial holders of Shares.

         1.3. Directors. From and after the Closing (as defined in Section 1.5 hereof), if Purchaser wishes to appoint, in its capacity as a stockholder of the Company, directors of the Company, Purchaser and the Company shall comply with the requirements of Section 14(f) of the Securities Exchange Act and Rule 14f-1 promulgated thereunder. Purchaser will supply the Company and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

         1.4. The Squeeze-Out. Upon the terms and subject to the conditions of this Agreement, if Shares representing at least 90% of the Ordinary Shares on a fully diluted basis and at least 90% of the A Ordinary Shares on a fully diluted basis are tendered in the Offer, a squeeze-out of the remaining Shares (the "Squeeze-Out") shall, in each case, be consummated by Purchaser in accordance with Sections 428 to 430F of the Companies Act 1985 (the "Companies Act").

         1.5. Closing. Purchaser's acceptance for payment, pursuant to the Offer, of Shares validly tendered and not properly withdrawn in the Offer is herein referred to as the "Closing". The date on which the Closing occurs is herein referred to as the "Closing Date."

         1.6. Options.

         (a) The Company shall take all reasonable commercial actions necessary to provide that all then outstanding options to acquire Shares (the "Company Options") granted under the Company's stock option plans referred to in Section
2.14 of the Company Disclosure Letter (as hereinafter defined), each as amended (collectively, the "Company Option Plans"), whether or not then exercisable or vested, shall become fully exercisable and vested no later than immediately prior to the Closing. The Company shall take all reasonable commercial actions to enable each holder of Company Options to exercise his or her Company Options so as to permit the holder of Company Options to tender into the Offer the Shares received upon exercise. The Offer Documents which shall be delivered to each Non-Executive Optionholder (as hereinafter defined) shall include separate provisions pursuant to which each person holding any Company Options (other than the members of the Company's Board of Directors and the Company's executive officers) (such persons are hereinafter collectively referred to as the "Non-Executive Optionholders") may elect to (i) exercise, against delivery to the Company of an undertaking to pay the Aggregate Exercise Price (as hereinafter defined) no later than the Closing Date, and otherwise on the terms set forth in this Section 1.6(a), any and all Company Options held by such Non-Executive Optionholder, such election to become effective no later than immediately prior to the Closing Date and (ii) tender into the Offer any Shares received upon the exercise of such Company Options. The Offer Documents delivered to each Non-Executive Optionholder shall require each Non-Executive Optionholder electing to tender Shares received upon exercise of Company Options in accordance with the preceding sentence to instruct and authorize the disbursing or other agent handling the Offer on behalf of the Company) regarding payment and remittance of the aggregate proceeds (with respect to each Non-Executive Optionholder, the "Aggregate Proceeds") to which such Non-Executive Optionholder shall be entitled with respect to the Shares underlying all such Company Options validly tendered and not withdrawn in the Offer. The Offer Documents shall authorize that (x) there shall be remitted to the Company such Aggregate Proceeds, (y) the Company retain, in satisfaction of the undertaking of such Non-Executive Optionholder, the aggregate exercise price, plus interest, if necessary, payable to the Company upon the exercise of such Company Options (with respect to each Non-Executive Optionholder, the "Aggregate Exercise Price") and (z) the Company remit to the subsidiary of the Company employing such Non-Executive Optionholder (the "Employing Subsidiary") an aggregate amount equal to the difference between the (A) Aggregate Proceeds and (B) Aggregate Exercise Price (the difference between (A) and (B) is hereinafter referred to as the "Net Amount"). Promptly following receipt of the Net Amount, the Employing Subsidiary shall remit and pay to the Non-Executive Optionholder such amount, net of any applicable taxes payable by such Non-Executive Optionholder (which taxes are required to be withheld or otherwise paid by the Employing Subsidiary on behalf of such Non-Executive Optionholder) in connection with Purchaser's purchase of such Non-Executive Optionholder's Shares in the Offer.

         (b) Except as provided herein or as otherwise agreed to by the parties, the Company shall use reasonable commercial efforts to ensure that as soon as possible following the Closing no holder of Company Options or any participant in the Company Option Plans shall have any right thereunder to acquire any equity securities of the Company or any subsidiary thereof.

                                  ARTICLE II.

                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Purchaser that, except as set forth in the correspondingly numbered Sections of the disclosure letter, dated as of the date hereof, from the Company to Purchaser (the "Company Disclosure Letter"):

         2.1. Organization and Good Standing. The Company and each of its subsidiaries is a legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other power, as the case may be, and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company and each of its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. "Company Material Adverse Effect" shall mean a material adverse effect on the business, assets, condition (financial or otherwise), liabilities or the results of operations of the Company and its subsidiaries taken as a whole, except for any such effects resulting from (i) the announcement of the transactions contemplated by this Agreement, (ii) changes in general economic or political conditions or the securities markets, or (iii) changes in conditions generally applicable to persons engaged in the businesses engaged in by the Company or any of its subsidiaries, except in the case of clauses (ii) and (iii), to the extent that such effects have a materially disproportionate impact on the Company and its subsidiaries taken as a whole when compared to other persons engaged in the businesses in which the Company and its subsidiaries are engaged. The Company has heretofore made available to Purchaser accurate and complete copies of the Memorandum and Articles of Association, as currently in effect, of the Company.

         2.2. Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 15,000,000 Ordinary Shares and 7,125 A
Ordinary Shares. As of November 30, 2003, 9,945,366 Ordinary Shares were issued and outstanding, 7,015 A Ordinary Shares were issued and outstanding, and 599,234 Ordinary Shares were reserved for issuance upon exercise of Company Options granted prior to the date hereof. No other capital stock of the Company is authorized or issued. All issued and outstanding Shares are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive rights and in compliance with applicable Laws. Except as set forth in Section 2.2 of the Company Disclosure Letter or as otherwise contemplated by this Agreement, as of the date hereof, (i) there are no Company Options outstanding, and (ii) other than Company Options, there are no outstanding rights, subscriptions, warrants, puts, calls, unsatisfied preemptive rights, options, voting, redemption, repurchase or other agreements of any kind, to which the Company or any of its subsidiaries is a party, relating to any of the outstanding, authorized but unissued or unauthorized shares of the capital stock or any other equity security of the Company, and there is no authorized or outstanding security of any kind convertible into or exchangeable for any such capital stock or other equity security. No bonds, debentures, notes or other indebtedness of the Company or any of its subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of the Company or any of its subsidiaries may vote are issued or outstanding. Section 2.2 of the Company Disclosure Letter sets forth a complete and accurate list as of the date hereof of the holders of all outstanding Company Options, restricted stock, performance shares or units, deferred shares, stock units and other stock awards and the exercise price, date of grant and number of Ordinary Shares subject to each such outstanding Company Option. Except as set forth in Section 2.14 of the Company Disclosure Letter, there are no agreements, arrangements or commitments of any character to which the Company or any of its subsidiaries is a party (contingent or otherwise) pursuant to which any person is, or may be, entitled to receive any payment based on the revenues, assets, earnings or financial performance of the Company or any of its subsidiaries.

         2.3. Subsidiaries. Section 2.3(a) of the Company Disclosure Letter sets forth the name and jurisdiction of incorporation or organization of each subsidiary of the Company, each of which is wholly-owned by the Company except as otherwise indicated in said Section 2.3(a) of the Company Disclosure Letter. All of the capital stock and other equity interests of the subsidiaries of the Company so held by the Company are owned by it or a subsidiary of the Company as indicated in said Section 2.3(a) of the Company Disclosure Letter, free and clear of any charge, lien, encumbrance or security interest (collectively, "Liens"). All of the outstanding shares of capital stock in each of the subsidiaries of the Company directly or indirectly held by the Company or its subsidiaries or its respective nominees are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive rights and in compliance with applicable Laws. There are no outstanding rights, subscriptions, warrants, puts, calls, unsatisfied preemptive rights, options, voting or other agreements of any kind, to which the Company or any of its subsidiaries is a party, relating to any of the outstanding, authorized but unissued or unauthorized shares of the capital stock or any other equity security of any subsidiary of the Company, and there is no authorized or outstanding security of any kind convertible into or exchangeable for any such capital stock or equity other security. Other than the subsidiaries set forth in Section 2.3(a) of the Company Disclosure Letter, and except as set forth in Section 2.3(b) of the Company Disclosure Letter, the Company does not own any equity interest, directly or indirectly, in any person.

         2.4. Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Company's Board of Directors and no other corporate proceedings on the part of the Company or any of its subsidiaries are necessary to authorize the execution and delivery of this Agreement or, except with respect to the Squeeze-Out, to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding agreements of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies ("Enforceability Exceptions"). The actions taken by the Board of Directors of the Company constitute approval of the Offer, this Agreement and the other transactions contemplated hereby.

         2.5. Approvals. No consent, approval, waiver or authorization of, notice to or declaration or filing with ("Consent"), any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any governmental or regulatory authority, agency, department, board, commission, administration or instrumentality, any court, tribunal or arbitrator and any self-regulatory organization ("Governmental Authority") or any other person on the part of the Company or any of its subsidiaries is required in connection with the execution or delivery by the Company of this Agreement, the consummation by the Company of the transactions contemplated hereby or the continued operation of the businesses of the Company and its subsidiaries as currently conducted after the Closing other than (i) filings with the SEC, state securities laws administrators and the National Association of Securities Dealers, Inc. ("NASD"), (ii) filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") and, if applicable, Regulation (EEC) No. 4064/89 of the Council of the European Union, (iii) such filings as may be required in any jurisdiction where the Company is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization,
(iv) those Consents which are listed on Section 2.5 of the Company Disclosure Letter and (v) such filings as may be required under any applicable legislation or regulations of any foreign jurisdiction in respect of antitrust matters, as more fully set forth in Section 2.5 or Section 2.6 of the Company Disclosure Letter ("Foreign Antitrust Filings").

         2.6. No Violations. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the compliance by the Company with any of the provisions hereof will not (i) conflict with or result in any breach of any provision of the Memorandum and Articles of Association or other governing instruments of the Company or any of its subsidiaries, (ii) except as set forth in Section 2.6 of the Company Disclosure Letter, require any Consent under or result in a material violation or material breach of, or constitute (with or without due notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any indenture or other material agreement, permit, concession, franchise, license or similar material instrument or material undertaking to which the Company or any of its subsidiaries is a party or by which any of their respective assets is bound or affected, (iii) result in the creation or imposition of any material Lien of any kind upon any of the assets of the Company or any of its subsidiaries or (iv) subject to obtaining the Consents from Governmental Authorities referred to in
Section 2.5 hereof and the relevant section of the Company Disclosure Letter referred to therein, contravene or cause the Company or any of its subsidiaries to violate in any material respect any applicable provision of any statute, law, rule or regulation or any order, decision, injunction, judgment, award or decree of any Governmental Authority ("Law") to which the Company or any of its subsidiaries or its or any of their respective assets or properties are subject.

         2.7. Securities Filings. (a) Since December 31, 1998, the Company has timely filed all reports required to be filed with (i) the SEC pursuant to the Securities Act (as hereinafter defined) or the Securities Exchange Act and (ii) securities regulators in the United Kingdom (the "UK" under applicable securities Laws of the UK. Such reports and those subsequently provided or required to be provided pursuant to this Section 2.7, pursuant to applicable rules and regulations of the SEC or pursuant to applicable UK securities Laws, are referred to collectively herein as the "Company Securities Filings." The Company has made available to Purchaser true and complete copies of (i) its Annual Reports on Form 10-K for the years ended December 31, 2000, 2001 and 2002, as filed with the SEC, (ii) its proxy statements relating to all of the meetings of stockholders (whether annual or special) of the Company since January 1, 2001, as filed with the SEC, and (iii) all other reports, statements and registration statements and amendments thereto (including, without limitation, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as amended) filed by the Company with the SEC since January 1, 2001. As of their respective dates, or as of the date of the last amendment thereof, if amended after filing, none of the Company Securities Filings (including, but not limited to, any financial statements or schedules included or incorporated by reference therein) contained or, as to the Company Securities Filings subsequent to the date hereof, will contain, any untrue statement of a material fact or omitted or, as to the Company Securities Filings subsequent to the date hereof, will omit, to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the Company Securities Filings made in the United States complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act, or the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company Securities Filings and, in the case of Company Securities Filings, if any, made in the UK, such Company Securities Filings complied in all material respects with the requirements of applicable UK securities Laws, in each case, that were in effect as of the date of filing thereof.

         (b) The Company has complied with the certification requirements under Sections 302 and 906 of the Sarbanes-Oxley Act in connection with the filing of its periodic reports. The Company has and will have in place the "disclosure controls and procedures" (as defined in Rules 13a-14(c) and 15d-14(c) of the Securities Exchange Act) required in order for the Chief Executive Officer and Chief Financial Officer of the Company to engage in the review and evaluation process mandated by the Securities Exchange Act. The Company's "disclosure controls and procedures" are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Securities Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Securities Exchange Act with respect to such reports.

         2.8. Company Financial Statements. (a) The audited consolidated financial statements and unaudited interim financial statements of the Company included in the Company Securities Filings (the "Company Financial Statements") as filed with the SEC or with relevant authorities in the UK and the Company Accounts (as defined below), have been prepared in accordance with generally accepted accounting principles ("GAAP") in the United States or the UK, as the case may be, applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and subject, in the case of the unaudited statements, to normal, recurring audit adjustments) and fairly present in all material respects (or in the case of the audited consolidated financial statements prepared in accordance with UK GAAP give a true and fair view thereof) the consolidated financial position of the Company and its subsidiaries at the respective date thereof and the consolidated results of their operations and changes in cash flows for the periods indicated. For purposes of this Agreement, the term "Company Accounts" means the Company's or its subsidiaries individual accounts (as that term is used in Section 226 of the Companies Act) and cash flow statement, and the Company's and its subsidiaries consolidated accounts, for the financial year ended December 31, 2002, the auditor's report on those accounts, the director's report for that year notes to those accounts, which have been prepared in accordance with United States GAAP.

         (b) The consolidated financial statements of the Company included in the Company Securities Filings as filed with the SEC complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto that were in effect as of the respective dates thereof.

         (c) Except as disclosed in the Company Securities Filings or as specified in Section 2.8 of the Company Disclosure Letter and except for liabilities incurred in the ordinary course of business consistent with past practice since the date of the most recent financial statements included in the Company Securities Filings, there are no liabilities of the Company or its subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, due, to become due, determined, determinable or otherwise, that are or which could reasonably be expected to be, individually or in the aggregate, material to the Company or any of its subsidiaries taken as a whole.

         2.9. Absence of Certain Changes or Events. Except as set forth in
Section 2.9 of the Company Disclosure Letter, as set forth in the Company Securities Filings and except for transactions required by this Agreement, since December 31, 2002, the Company and its subsidiaries have conducted their business only in the ordinary course consistent with past practice, and there has not been or occurred: (i) any change, event or occurrence that has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) any declaration, payment or setting aside for payment of any dividend or other distribution or any redemption or other acquisition of any shares of capital stock or securities of the Company, (iii) any change by the Company in accounting principles or practices, (iv) any action of the type described in Section 4.1, other than any actions contemplated by Sections 4.1(D)(a) and 4.1(G) hereof, or (v) any announcement of or entry into any agreement, commitment or transaction by the Company or any of its subsidiaries to do any of the things described in the preceding clauses (i) through (iv).

         2.10. Compliance with Laws. Except as set forth in Section 2.10 of the Company Disclosure Letter, the business of the Company and its subsidiaries has been operated in material compliance with all Laws applicable thereto, and in accordance with the relevant organizational documents of the Company and its subsidiaries. Except as set forth in Section 2.10 of the Company Disclosure Letter, the Company and its subsidiaries have not received written notice of, nor do they have knowledge of any claim alleging, any material non-compliance with the foregoing.

         2.11. Permits. Except as set forth in Section 2.11 of the Company Disclosure Letter, (i) the Company and its subsidiaries have all material permits, certificates, licenses, approvals and other material authorizations required in connection with the operation of their respective businesses (collectively, "Company Permits") and have timely submitted any applications and renewals for Company Permits required to be submitted prior to Closing for the continued operation of their respective businesses as currently operated after the Closing, (ii) neither the Company nor any of its subsidiaries is, or has received written, or to the knowledge of the Company, oral, notice that it is, in material violation of any Company Permit and (iii) no proceedings are pending or, to the knowledge of the Company, threatened, to revoke or limit any Company Permit. Except as set forth in
Section 2.11 of the Company Disclosure Letter, neither the Company nor any of its subsidiaries has received written, or to the knowledge of the Company, oral, notice that any Company Permit will be terminated or modified or cannot be renewed in the ordinary course of business, and the Company has no knowledge of any reasonable basis for any such termination, modification or nonrenewal.

         2.12. Litigation. Set forth in Section 2.12 of the Company Disclosure Letter is a complete and accurate list of each suit, action, proceeding or, to the extent known to the Company, investigation ("Litigation") pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, and each judgment, decree, injunction, rule or order of any Governmental Authority outstanding against the Company or any of its subsidiaries. There is no Litigation pending against the Company or its subsidiaries, or to the knowledge of the Company, threatened against the Company or its subsidiaries (or any of their respective properties, rights or franchises), at law or in equity, or before or by any Governmental Authority, that would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, and, to the knowledge of the Company, no development has occurred with respect to any pending or threatened Litigation that would reasonably be expected to, individually or in the aggregate, result in a Company Material Adverse Effect or would reasonably be expected to prevent, materially impair or materially delay the consummation of the transactions contemplated hereby. Neither the Company nor any of its subsidiaries is subject to any judgment, order or decree entered in any Litigation which could reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

         2.13. Contracts. Set forth in Sections 2.13, 2.14, 2.15 and 2.16 of the Company Disclosure Letter are the following contracts to which the Company or any of its subsidiaries is a party or by which any of them is bound (collectively, together with all contracts referred to in Sections 2.16, 2.20(c), 2.25 and 2.28, the ("Company Material Contracts") (i) contracts between any current officer, director or stockholder of the Company or any Affiliate thereof on the one hand, and the Company or any subsidiary thereof on the other hand; (ii) contracts under which any employee of the Company or any of its subsidiaries is entitled to receive annual payments (including salary and bonuses) in excess of $100,000; (iii) contracts that restrict the Company or any of its subsidiaries from competing in any line of business or with any person in any geographical area; (iv) contracts entitling any person to change in control or other severance payments; (v) indentures, credit agreements, security agreements, mortgages, guarantees, promissory notes and other contracts relating to the borrowing of money, other than any such document or agreement between the Company and a subsidiary of the Company or among subsidiaries of the Company;
(vi) contracts involving the sale or purchase of goods or service in excess of $500,000 in any year or $5,000,000 over the life of such Company Material Contract; (vii) joint venture, partnership and similar agreements; (viii) contracts with respect to capital expenditures or commitments for such expenditures in excess of $500,000; (ix) contracts providing for payments in excess of $500,000 from the United States Government or any prime contractor of the United States Government over the life of such Company Material Contract; and (x) all other agreements, contracts or instruments entered into outside of the ordinary course of business or which are material to the Company and its subsidiaries taken as a whole. The Company has delivered or made available to Purchaser true and correct copies of all such Company Material Contracts. All such Company Material Contracts are the legal, valid and binding obligations of the Company and/or its subsidiaries enforceable against the Company or such subsidiary, and, to the knowledge of the Company, against the other parties to the Company Material Contracts, in accordance with their respective terms, subject, in each case, to the Enforceability Exceptions. Neither the Company or any of its subsidiaries nor, to the knowledge of the Company, any other party thereto, is in material violation of or in material default in respect of, nor has there occurred an event or condition, that with the passage of time or giving of notice (or both), would constitute a material default under or permit the termination of, any such Company Material Contract.

         2.14. Employee Benefit Plans. (a) Section 2.14 of the Company Disclosure Letter sets forth a true and complete list of (i) bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, employment, disability, death benefit, hospitalization, medical, life, severance or other employee benefit plan, agreement, arrangement or understanding (other than employment agreements) maintained by the Company or any of its subsidiaries or to which the Company or any of its subsidiaries contributes or is obligated to contribute, in each case, that is subject to or governed by the laws of the United States, and (ii) each change of control agreement providing benefits to any current or former employee, officer or director of the Company or any of its subsidiaries, to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound (collectively, the "Company Benefit Plans"). For purposes of this Agreement, the term "Foreign Plan" refers to each plan, agreement, arrangement or understanding (other than employment agreements) that is subject to or governed by the Laws of any jurisdiction other than the United States and that would have been treated as a Company Benefit Plan had it been a plan, agreement, arrangement or understanding that is subject to or governed by the laws of the United States. With respect to each Company Benefit Plan and each Foreign Plan, no event has occurred and there exists no condition or set of circumstances in connection with which the Company or any of its subsidiaries is reasonably likely to become subject to any liability that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries has any liability with respect to any plan, agreement, arrangement or understanding of the type described in this paragraph other than the Company Benefit Plans and the Foreign Plans.

         (b) Except as set forth on Schedule 2.14 of the Company Disclosure Letter, each Company Benefit Plan has been administered, in all material respects, in accordance with its terms, all applicable Laws relating to employee benefit plans, including the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Internal Revenue Code of 1986, as amended (the "Code"), and the terms of all applicable collective bargaining agreements. The Company, its subsidiaries and all Company Benefit Plans are in compliance, in all material respects, with the applicable provisions of ERISA, the Code and all other applicable Laws relating to employee benefit plans and the terms of all applicable collective bargaining agreements. Each Company Benefit Plan that is intended to be qualified under
Section 401(a), 401(k) or 4975(e)(7) of the Code is so qualified and each trust established in connection with any Company Benefit Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt. No fact or event has occurred which is reasonably likely to affect adversely the qualified status of any such Company Benefit Plan or the exempt status of any such trust. All contributions to, and payments from, the Company Benefit Plans that are required to be made in accordance with such Company Benefit Plans, ERISA or the Code have been timely made. All trusts providing funding for Company Benefit Plans that are intended to comply with Section 501(c)(9) of the Code are exempt from federal income taxation and, together with any other welfare benefit funds (as defined in Section 419(e)(1) of the Code) maintained in connection with any of the Company Benefit Plans, have been operated and administered in compliance with all applicable requirements such that neither the Company, any of its subsidiaries, any Company Benefit Plan nor such trust or fund is subject to any material taxes, penalties or other material liabilities imposed as a consequence of failure to comply with such requirements. No welfare benefit fund (as defined in Section 419(e)(1) of the Code) maintained in connection with any of the Company Benefit Plans has provided any "disqualified benefit" (as defined in Section 4976(b)(1) of the Code) for which the Company or any of its subsidiaries has or had any liability for the excise tax imposed by Section 4976 of the Code which has not been paid in full other than liabilities that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

         (c) Neither the Company, nor any of its subsidiaries, nor any trade or business, whether or not incorporated, which, together with the Company, or together with any of its subsidiaries, would be deemed to be a "single employer" within the meaning of Section 4001(b) of ERISA (an "ERISA Affiliate") has incurred any liability under Title IV of ERISA (other than for premiums pursuant to Section 4007 of ERISA which have been timely paid) or Section 4971 of the Code, and no condition exists that is reasonably likely to cause the Company, any of its subsidiaries or any of their respective ERISA Affiliates to incur any such liability or failure. No Company Benefit Plan has or has incurred an accumulated funding deficiency within the meaning of Section 302 of ERISA or
Section 412 of the Code, nor has any waiver of the minimum funding standards of
Section 302 of ERISA and Section 412 of the Code been requested of or granted by the Internal Revenue Service with respect to any Company Benefit Plan, nor has any Lien in favor of any Company Benefit Plan arisen under Section 412(n) of the Code or Section 302(f) of ERISA. Neither the Company, nor any of its subsidiaries, nor any of their respective ERISA Affiliates has been required to provide security to any defined benefit pension plan pursuant to Section 401(a)(29) of the Code. With respect to each Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, the present value of the liabilities in respect of the benefits accrued under each such Company Benefit Plan, as set forth in the most recent actuarial report prepared by such plan's actuary using the actuarial methods and assumptions contained in such actuarial report, does not exceed the fair market value of the assets of such Company Benefit Plan, determined as of the date of such actuarial report, by more than $170,000; and since the date of such actuarial report there has been no material adverse change in the funded status of such Company Benefit Plan after taking into account the additional accrual of benefits by participants and normal market fluctuations in the value of such plan's assets. There has been no "reportable event" within the meaning of Section 4043 of ERISA and the regulations thereunder which has not been reported in a timely fashion, as required.

         (d) Except as set forth in Section 2.14 of the Company Disclosure Letter, no Company Benefit Plan provides medical or life insurance benefits (whether or not insured) with respect to current or former employees or officers or directors of the Company or any subsidiary after retirement or other termination of service, other than any such coverage required by Law.

         (e) Except as set forth in Section 2.14 of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, officer or director of the Company or any of its subsidiaries to material severance pay, unemployment compensation or any other material payment, except as expressly provided in this Agreement or under applicable Law, or (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due any such employee, officer or director.

         (f) With respect to each Company Benefit Plan that is a bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement or severance plan, the Company has delivered or made available to Purchaser a true and complete copy of: (i) each writing constituting a part of such Company Benefit Plan, including, without limitation, all Company Benefit Plan documents and trust agreements; (ii) with respect to each Company Benefit Plan that is a qualified plan under Section 401(a) of the Code, the most recent annual financial report, if any; and (iii) with respect to each Company Benefit Plan that is a qualified plan under Section 401(a) of the Code and is a pension plan, the most recent actuarial report, if any.

         (g) No Company Benefit Plan is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"). None of the Company, its subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan. None of the Company, its subsidiaries nor any of their respective ERISA Affiliates has incurred any material withdrawal liability under a Multiemployer Plan that has not been satisfied in full.

         (h) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, or, to the knowledge of the Company, no set of circumstances exists that may reasonably give rise to a liability against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans that could reasonably be expected to result in any material liability of the Company or any of its subsidiaries taken as a whole.

         (i) There have been no prohibited transactions or breaches of any of the duties imposed on "fiduciaries" (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Company Benefit Plans that is reasonably likely to result in any material liability or excise tax under ERISA or the Code being imposed on the Company or any of its subsidiaries.

         (j) All contributions, transfers and payments in respect of any Company Benefit Plan, other than transfers incident to an incentive stock option plan within the meaning of Section 422 of the Code, have been or are fully deductible under the Code.

         (k) With respect to any insurance policy that has, or does, provide funding for benefits under any Company Benefit Plan, to the knowledge of the Company, (i) no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding, and (ii) no such proceedings with respect to any insurer are imminent.

         (l) Except as set forth in Section 2.14 of the Company Disclosure Letter, with respect to each Foreign Plan: (i) all amounts required to be reserved under each book reserved Foreign Plan have been so reserved in accordance with reasonable accounting practices prevailing in the country where such Foreign Plan is established; (ii) each Foreign Plan required to be registered with a Governmental Authority (as defined in Section 2.5) has been registered, has been maintained in good standing with the appropriate Governmental Authorities, and has been maintained and operated in accordance with its terms and applicable Law, except, to the extent that the failure to be so registered or in good standing or to be so maintained and operated would not reasonably be expected to result in any material liability to the Company or its subsidiaries taken as a whole; (iii) the fair market value of the assets of each funded Foreign Plan that is a defined benefit pension plan (or termination indemnity plan), and the liability of each insurer for each Foreign Plan that is a defined benefit pension plan (or termination indemnity plan) and is funded through insurance or the book reserve established for each Foreign Plan that is a defined benefit pension plan (or termination indemnity plan) that utilizes book reserves, together with any accrued contributions, is sufficient to procure or provide for the liability for accrued benefits with respect to those current and former employees of the Company and its subsidiaries that participate in such Foreign Plan according to the reasonable actuarial or other applicable assumptions and valuations most recently used to determine employer contributions to or the funded status or book reserve of such Foreign Plans;
(iv) each Foreign Plan complies in all material respects with all applicable Laws; and (v) all contributions required to be made to such Foreign Plan have been timely made.

         (m) Except as set forth in Section 2.14 of the Company Disclosure Letter, the contracts of employment of the non-U.S. employees of the Company and its subsidiaries may be terminated by the employer without damages or compensation (other than that required by Law) by the giving of not more than six months' notice at any time.

         (n) For purposes of this Section 2.14, the term "employee" will be considered to include individuals rendering personal services to the Company or any of its subsidiaries as independent contractors.

         2.15. Taxes and Returns. (a) Each of the Company and its subsidiaries has timely filed, or caused to be timely filed, all material Tax Returns (as hereinafter defined) required to be filed by or on behalf of it, and has paid, collected or withheld or remitted, or caused to be paid, collected or withheld and remitted, all material amounts of Taxes (as hereinafter defined) required to be paid, collected, withheld or remitted, other than such Taxes for which adequate reserves in the Company Financial Statements have been established or which are being contested in good faith. There are no material claims or assessments pending against the Company or its subsidiaries for any alleged deficiency in any Tax, and the Company has not been notified in writing of any proposed Tax claims or assessments against the Company or any of its subsidiaries (other than in each case, claims or assessments for which adequate reserves in the Company Financial Statements have been established or which are being contested in good faith or are immaterial in amount). Neither the Company nor any of its subsidiaries has any waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Company or any of its subsidiaries for any extension of time within which to file any material Tax Return or within which to pay any material amounts of Taxes shown to be due on any Tax Return. There are no Liens for material amounts of Taxes on the assets of the Company or any of its subsidiaries except for statutory liens for current Taxes not yet due and payable. Except as set forth in Section 2.15 of the Company Disclosure Letter, there is no action, suit, or proceeding now pending, or any other action, suit or proceeding threatened in writing against or with respect to the Company or any of its subsidiaries in respect of any Tax. Each of the Tax Returns filed by the Company or its subsidiary is accurate and complete in all material respects and has been completed in all material respects in accordance with applicable Law. The Company Financial Statements reflect an adequate reserve in accordance with U.S. and U.K. generally accepted accounting principles for all material Taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements. There is no agreement, contract, plan or arrangement involving the Company or its subsidiaries and covering any person that individually or collectively could give rise to the payment of any amount that would not be deductible by the Company or any subsidiary of the Company by reason of Section 280G of the Code. Neither the Company nor any of its subsidiaries is a party to a Tax allocation or sharing agreement, Tax indemnity agreement or similar agreement or arrangement. Neither the Company nor any of its subsidiaries has distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code. As of the date hereof, neither the Company nor any subsidiary of the Company is or has been a "controlled foreign corporation" within the meaning of Section 957 of the Code. None of the Company or any of its subsidiaries has received a written claim from a Governmental Authority in a jurisdiction where the Company or any of its subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Section 2.15 of the Company Disclosure Letter indicates those Tax Returns of the Company and each of its subsidiaries filed since December 31, 1999 that have been audited (and any adjustment resulting therefrom in excess of $100,000 individually), and indicates those Tax Returns of the Company and each of its subsidiaries that currently are the subject of audit.

         (b) For purposes of this Agreement, the term "Tax" shall mean any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty imposed by any Governmental Authority. The term "Tax Return" shall mean a report, return or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a Governmental Authority with respect to any Tax, including an information return, claim for refund, amended return or declaration or estimated Tax.

         2.16. Intellectual Property. The Company or one of its subsidiaries owns free and clear of all Liens, or is licensed or otherwise possesses legal rights in, to or under, as applicable, all patents, trademarks, trade names, service marks, copyrights and any applications or registrations therefor, technology, know-how, confidential and proprietary information, trade secrets, computer software programs or applications, web addresses and domain names and all other intellectual property rights of any kind that are used in or necessary for the operation of each of their respective businesses as currently conducted (the "Intellectual Property"). To the knowledge of the Company, all patents, trademarks, trade names, service marks, copyrights, web addresses, domain names and registrations and applications therefor held by the Company or its subsidiaries are valid and subsisting and are registered and/or applied for in the name of the Company or its subsidiaries. Except as set forth in Section 2.16 of the Company Disclosure Letter, neither the Company nor its subsidiaries has received any written, or to the knowledge of the Company, oral, notice alleging, nor are they otherwise aware of any claim, that the operation of their respective businesses or any portion thereof infringes upon, misappropriates, conflicts with or otherwise violates any intellectual property right of any person or that any intellectual property of the Company or any of its subsidiaries is invalid and, to the knowledge of the Company, no such allegation is threatened. Each written or material oral license to use the Intellectual Property to which the Company or any of its subsidiaries is a party, other than "off-the-shelf" software licenses, is set forth in Section 2.16 of the Company Disclosure Letter. To the Company's knowledge, there are no infringements, or misappropriations of, or conflicts with, any Intellectual Property by any other party.

         2.17. Environmental.

         (a) Except as disclosed in Section 2.17(a) of the Company Disclosure Letter or in the Environmental Reports (as hereinafter defined): (i) the Company and its subsidiaries are in compliance in all material respects with, and have no material liabilities arising under, applicable Laws and common law pertaining to the use, management, recycling, remediation or disposal of Hazardous Substances (as defined below), or to the protection of human health or the environment ("Environmental Laws"); (ii) neither the Company nor its subsidiaries have received written, or to the knowledge of the Company, oral, notice from any Governmental Authority or other third party of any alleged material violation of or material liability under any Environmental Law that remains unresolved, including, without limitation, any written notice that any of them or any of their predecessors is or may be a potentially responsible party in respect of, or may otherwise bear any material liability for, any actual or threatened Release (as defined below) of Hazardous Substance at any site or facility that is, has been or could reasonably be expected to be listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or any similar or analogous federal, state, provincial, territorial, municipal, county, local or other domestic or foreign list, schedule, inventory or database of Hazardous Substance sites or facilities; (iii) there is no litigation or other proceeding pending, or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries under any Environmental Law; (iv) none of the properties presently or formerly owned or operated by the Company or any of its subsidiaries (including, without limitation, structures, surface water, sediments, ground water, soils and other subsurface strata) are materially contaminated with petroleum or any other chemicals at concentrations above normal background conditions ("Environmental Contamination"); (v) chemicals and wastes disposed or otherwise released by the operations of the Company or any of its subsidiaries have not resulted in material Environmental Contamination of property owned by any third party; (vi) the properties currently owned and operated by the Company and its subsidiaries do not contain, and did not formerly contain, aboveground or underground storage tanks, septic systems or leach fields, surface impoundments, settling basins or sludge beds, injection wells, open burning pits or areas, landfills or dumps, plating tanks, solvent degreasers or stills, asbestos or polychlorinated biphenyls; and (vii) capital expenditures required for the continued operation of the business of the Company and its subsidiaries as presently operated to maintain compliance with Environmental Laws collectively, would not reasonably be expected to exceed $200,000 per year over the three years following Closing. "Environmental Reports" shall mean the environmental reports listed in Section 2.17(a) of the Company Disclosure Letter, true and complete copies of which, in the form available from the Company's files, have been provided to Purchaser by the Company. The term "Hazardous Substance" means (i) chemicals, pollutants, contaminants, hazardous wastes, toxic, infectious and radioactive substances, and oil and petroleum products, (ii) any substance that is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes, radon gas or related materials, or (iii) any substance that requires removal or remediation under any Environmental Law, or is defined, listed or identified as a "hazardous waste" or "hazardous substance" thereunder. The term "Release" means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping, emptying, migration, transporting, placing and the like, including into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment. The Company has disclosed to Purchaser and made available to Purchaser, all material information, including such studies, analyses and test results, in the possession, custody or control of or otherwise known and reasonably available to the Company or any of its subsidiaries relating to the environmental conditions on, under or about any of the properties or assets presently owned, leased, or operated by any of the Company or its subsidiaries.

         (b) The statements contained in Section 2.17(b) of the Company Disclosure Letter are true, accurate and complete.

         2.18. Offer Documents. The Schedule 14D-9 will comply in all material respects with the Securities Exchange Act and will contain (or will be amended in a timely manner so as to contain) all information which is required to be included therein in accordance with the Securities Exchange Act and any applicable UK securities Laws and will conform in all material respects with the requirements of the Securities Exchange Act and any applicable UK securities Laws. Neither the Schedule 14D-9 nor any of the information relating to the Company or its affiliates provided by or on behalf of the Company specifically for inclusion or incorporation by reference in, or which may be deemed to be incorporated by reference in, the Schedule TO or the Offer Documents will, at the respective times the Schedule 14D-9, the Schedule TO and the Offer Documents are filed with the SEC and are first published, sent or given to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company does not make any representation or warranty with respect to any information that has been supplied by Purchaser or its accountants, counsel or other authorized representatives for use in the Schedule 14D-9.

         2.19. Finders and Investment Bankers. Neither the Company nor any of its officers or directors has employed any broker or finder or otherwise incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby, other than pursuant to an agreement with its financial advisors, the terms of which have been disclosed to Purchaser.

         2.20. Real Property; Other Assets. (a) Section 2.20(a) of the Company Disclosure Letter sets forth a complete and accurate list of all of the real property owned in fee by the Company and its subsidiaries (the "Owned Real Property") and the Leased Real Property (as hereinafter defined).

         (b) The Company or one of its subsidiaries has good and marketable title to each parcel of Owned Real Property and to each other asset reflected in the latest balance sheet of the Company included in the Company Securities Filings (other than any such other assets disposed of or consumed in the ordinary course of business or as specified in Section 2.20(b) of the Company Disclosure Letter) free and clear of all Liens except (A) those reflected or reserved against in the latest balance sheet of Company included in the Company Securities Filings, (B) taxes and general and special assessments not in default and payable without penalty and interest, (C) to the extent of any Liens on any Owned Real Property which do not materially detract from the value or utility of any individual parcel of such Owned Real Property and (D) to the extent of any immaterial Liens on any other assets of the Company and its subsidiaries (other than Owned Real Property).

         (c) The Company has heretofore made available to Purchaser true, correct and complete copies of all leases, subleases and other agreements, including all modifications, amendments and supplements thereto (the "Real Property Leases"), under which the Company or any of its subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property or facility (the "Leased Real Property"). The Company or one of its subsidiaries has a valid and subsisting leasehold interest in each parcel of Leased Real Property free and clear of all Liens, except for such Liens which do not materially detract from the value or utility of any individual parcel of Leased Real Property, and each Real Property Lease is in full force and effect, all rent and other sums and charges payable by the Company or its subsidiaries as tenants thereunder are current in all material respects, no termination event or condition or uncured default of a material nature on the part of the Company or any such subsidiary or, to the Company's knowledge, the landlord, exists under any Real Property Lease, and the Company or one of its subsidiaries is the sole undisputed lessee of each Leased Real Property, is in actual possession thereof and is entitled to quiet enjoyment thereof in accordance with the terms of the applicable Real Property Lease. No option, extension or renewal has been exercised under any Real Property Lease except options, extensions or renewals the exercise of which has been evidenced by a written document, a true, correct and complete copy of which has been made available to Purchaser with the corresponding Real Property Lease.

         2.21. Takeover Statutes. The Board of Directors has taken all actions necessary so that the antitakeover provisions contained in applicable "fair price," "moratorium," "control share acquisition" or other antitakeover Laws are not applicable to the transactions contemplated by this Agreement. Notwithstanding the generality of the foregoing, the UK City Code on Takeovers and Mergers is not applicable to the transactions contemplated hereby or the transactions contemplated by the Tender Agreements or to the execution and delivery hereof and thereof.

         2.22. Shareholders' Rights Agreement. Neither the Company nor any subsidiary has adopted, or intends to adopt, a stockholders' rights agreement or any similar plan or agreement that limits or impairs the ability to purchase, or become the direct or indirect beneficial owner of Shares or any other equity or debt securities of the Company or any of its subsidiaries.

         2.23. Major Suppliers, Customers and Distributors. (a) Neither the Company nor any subsidiary has received any written notice, or to the knowledge of the Company, oral notice, that any significant supplier, including without limitation any sole source supplier, will not sell raw materials, supplies, merchandise and other goods to the Company or any subsidiary at any time after the Closing Date on terms and conditions substantially similar to those used in its current sales to the Company and its subsidiaries, subject only to general and price increases or other general changes in the terms of trade, unless comparable supplies, merchandise or other goods are readily available from other sources on comparable terms and conditions.

         (b) Neither the Company nor any subsidiary has received any written notice, or, to the knowledge of the Company, oral notice, that any significant customer intends to terminate, limit or reduce its business relations with the Company or any subsidiary at any time after the Closing Date, subject to general changes in the terms of trade.

         (c) Neither the Company nor any subsidiary has received any written notice, or, to the knowledge of the Company, oral notice that any significant distributors, sales representatives, sales agents, or other third party sellers, will not sell or market the products or services of the Company or any subsidiary at any time after the Closing Date on terms and conditions substantially similar to those used in the current sales and distribution contracts of the Company and its subsidiaries, subject to general changes in the terms of trade.

         2.24. Written Opinion of Financial Advisor. The Company has received the written opinion of Lazard, dated December 7, 2003 (a true, correct and complete copy of which has been delivered to Purchaser by the Company), to the effect that, based upon and subject to the matters set forth therein and as of the date thereof, the Per Share Amount to be paid to the holders of Shares in the Offer, is fair, from a financial point of view, to such holders and such opinion has not been withdrawn or modified.

         2.25. Transactions With Affiliates. Except as set forth in Section 2.25 of the Company Disclosure Letter (other than compensation and benefits received in the ordinary course of business as an employee or director of the Company or its subsidiaries) (collectively, the "Affiliate Transactions"), no director, officer or other "Affiliate" (as hereinafter defined) of the Company or any "Associate" (as hereinafter defined) of any director, officer or other Affiliate of the Company, directly or indirectly, has any interest in: (i) any contract, arrangement or understanding with, or relating to the business or operations of the Company or any subsidiary; (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of the Company or any subsidiary; or (iii) any property (real, personal or mixed), tangible, or intangible, used or currently intended to be used in, the business or operations of the

Company or any subsidiary. For purposes of this Section 2.25, the terms "Affiliate" and "Associate" shall have the same meaning as set forth in Rule 12b-2 promulgated under the Securities Exchange Act; provided, however, that for purposes of this Section 2.25, the term "Associate" shall not include any corporation or organization of which any person is a beneficial owner of ten percent or more of any class of securities of such corporation or organization unless such person holds ten percent or more of such securities as of the date hereof.

         2.26. Labor Matters.

         (a) Except as specified in Section 2.26(a) of the Company Disclosure Letter, neither the Company nor any of its subsidiaries is a party to any labor or collective bargaining agreement, and there are no labor or collective bargaining agreements which otherwise pertain to employees of the Company or any of its subsidiaries. The Company has heretofore made available to Purchaser true, complete and correct copies of the agreements set forth in Section 2.26(a) of the Company Disclosure Letter, together with all amendments, modifications, supplements or side letters affecting the duties, rights and obligations of any party thereunder.

         (b) Except as provided in the labor or collective bargaining agreements listed in Section 2.26(a) of the Company Disclosure Letter, no employees of the Company or any of its subsidiaries are represented by any labor organization and, to the knowledge of the Company, no labor organization or group of employees of the Company or any of its subsidiaries has made a pending demand for recognition or certification. There are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority and, to the knowledge of the Company, there are no organizing activities involving the Company or any of its subsidiaries pending with any labor organization or group of employees of the Company or any of its subsidiaries.

         (c) Except as specified in Section 2.26(c) of the Company Disclosure Letter, there are no and since January 1, 2003, there have not been any (A) unfair labor practice charges, grievances or complaints pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, by or on behalf of any employee or group of employees of the Company or any of its subsidiaries, (B) complaints, charges or claims against the Company or any of its subsidiaries pending, or threatened in writing to be brought or filed, with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company or any of its subsidiaries, or (C) strikes, lock-out disputes, slowdowns or work stoppages pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries.

         2.27. Insurance Policies. Section 2.27 of the Company Disclosure Letter contains an accurate list of all material insurance policies in force naming the Company or any of its subsidiaries as an insured or beneficiary or as a loss payable payee or for which the Company or any of its subsidiaries has paid or is obligated to pay all or part of the premiums. All premiums that to date have become due under such policies have been paid. Neither the Company nor any of its subsidiaries has received notice of any pending or threatened cancellation or premium increase (retroactive or otherwise) with respect thereof, and each of the Company and its subsidiaries is in compliance in all material respects with all conditions contained therein. There are no material pending claims against such insurance policies by the Company or any of its subsidiaries as to which insurers are defending under reservation of rights or have denied liability, and there exists no material claim under such insurance policies that has not been properly filed by the Company or any of its subsidiaries. Except for the self-insurance retentions or deductibles set forth in the policies contained in the aforementioned list, the policies are adequate in scope and amount to cover all prudent and reasonably foreseeable risks that may arise in the conduct of the business of the Company and its subsidiaries.

         2.28. Acquisitions and Divestitures. Set forth in Section 2.28 of the Company Disclosure Letter is a list of each person, business or product line acquired or sold by the Company or any subsidiary since January 1, 1998. The Company has provided to Purchaser a true, accurate and complete copy of each acquisition or disposition agreement related to the foregoing and each contract for the grant to any person of any right of first refusal or right of first offer to purchase any of the Company's or its subsidiaries' assets, except pursuant to contracts or other arrangements, including distribution agreements, entered into in the ordinary course of business consistent with past practice.

         2.29. Confidentiality and Standstill Agreements. Except as set forth in
Section 2.29 of the Company Disclosure Letter, each bidder participating in the process relating to the sale of the Company conducted by Lazard has executed and delivered to the Company a confidentiality agreement with provisions substantially similar to the Confidentiality Agreement (as hereinafter defined), including, without limitation, the standstill provisions contained therein.

                                  ARTICLE III.

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to the Company that:

         3.1. Organization and Good Standing. Purchaser and each of its subsidiaries is a legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other power, as the case may be, and authority to own, lease and operate its properties and to carry on its business as now being conducted.

         3.2. Authorization; Binding Agreement. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Purchaser, and no other corporate proceedings on the part of Purchaser or any Purchaser subsidiary are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes the legal, valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the Enforceability Exceptions.

         3.3. Approvals. No Consent from or with any Governmental Authority or any other person on the part of Purchaser or any subsidiary of Purchaser is required in connection with the execution or delivery by Purchaser of this Agreement or the consummation by Purchaser of the transactions contemplated hereby other than (i) filings under the HSR Act and, if applicable, Regulation
(EEC) No. 4064/89 of the Council of the European Union, (ii) such filings as may be required in any jurisdiction where Purchaser is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization and (iii) Foreign Antitrust Filings.

         3.4. No Violations. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the compliance by Purchaser with any of the provisions hereof will not (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws or other governing instruments of Purchaser or any of its subsidiaries, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material contract, instrument, permit, license or franchise to which the Purchaser is a party or by which Purchaser or any of its assets or property is subject, (iii) result in the creation or imposition of any material Lien of any kind upon any of the assets of Purchaser or any subsidiary of Purchaser or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, contravene any Law to which Purchaser or any subsidiary of Purchaser or its or any of their respective assets or properties are subject.

         3.5. Offer Documents. The Schedule TO and the Offer Documents will comply in all material respects with the Securities Exchange Act and any applicable UK securities Laws. Neither the Schedule TO nor the Offer Documents nor any amendments thereof or supplements thereto will, at any time the Schedule TO or the Offer Documents are filed with the SEC or first published, sent or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Purchaser does not make any representation or warranty with respect to any information that has been supplied by the Company or its accountants, counsel or other authorized representatives for use in any of the foregoing documents.

         3.6. Finders and Investment Bankers. Neither Purchaser nor any of its officers or directors has employed any broker or finder or otherwise incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

         3.7. Financing Arrangements. Purchaser has funds available to it sufficient to consummate the transactions contemplated by this Agreement, including without limitation to purchase the Shares in accordance with the terms hereof.

                                  ARTICLE IV.

                       ADDITIONAL COVENANTS OF THE COMPANY

         The Company covenants and agrees as follows:

         4.1. Conduct of Business of the Company and its Subsidiaries. Unless Purchaser shall otherwise agree in writing (which consent shall not be unreasonably withheld, delayed or conditioned) and except as expressly provided in this Agreement or in the Company Disclosure Letter, during the period from the date of this Agreement to the Closing, (i) the Company shall conduct, and it shall cause its subsidiaries to conduct, its or their businesses in the ordinary course and consistent with past practice, and the Company shall, and it shall cause its subsidiaries to, use its or their reasonable commercial efforts to preserve intact its business organization, to keep available the services of its or their officers and employees and to maintain satisfactory relationships with all persons with whom it does, or they do, business, (ii) the Company shall timely file all reports, forms or other documents with the SEC required pursuant to the Securities Act or the Securities Exchange Act, (iii) the Company shall enforce any and all confidentiality and standstill agreements entered into with persons other than Purchaser, and (iv) without limiting the generality of the foregoing, the Company shall not, and the Company shall cause each Company subsidiary not to:

            (A) amend or propose to amend its Memorandum and Articles of Association or by-laws (or comparable governing instruments);

            (B) authorize for issuance, issue, grant, sell, repurchase, acquire, pledge, dispose of, encumber or propose to issue, grant, sell, repurchase, acquire, pledge, dispose of or encumber any shares of, or any subscriptions, warrants, puts, calls, unsatisfied preemptive rights, options or rights of any kind to acquire or sell any shares of, the capital stock or other equity securities of the Company or any of the its subsidiaries including, but not limited to, any securities convertible into or exchangeable for shares of stock of any class of the Company or any of its subsidiaries, except for the issuance of shares pursuant to the exercise of Company Options outstanding as of the date hereof;

            (C) split, combine or reclassify any shares of its capital stock or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than dividends or distributions to the Company or a subsidiary of the Company, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any shares of its capital stock or other equity securities; provided, however, that the Company shall not declare, pay or set aside any dividend or other distribution in respect of its capital stock to any U.S. subsidiary;

            (D) other than pursuant to agreements or arrangements between the Company and any subsidiary of the Company or agreements or arrangements between subsidiaries of the Company, in each case, in the ordinary course of business consistent with past practice (a) create, incur or assume any debt for borrowed money, except (i) refinancings of existing obligations on terms that are no less favorable to the Company or its subsidiaries than the existing terms, (ii) for borrowings under existing credit facilities in the ordinary course of business consistent with past practice and (iii) for accounts payable in the ordinary course; or (b) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any person;

            (E) except as set forth in Section 4.1(E) of the Company Disclosure Letter, make any capital expenditures or make any loans, advances or capital contributions to, or investments in, any other person in excess of $100,000 individually or $500,000 in the aggregate (other than to a non-U.S. subsidiary); provided, however, the Company shall not make any loans, advances on capital contribution to, or investments in, any U.S. subsidiary;

            (F) acquire by way of merger, investment, consolidation or otherwise, an operating business (or control of such business) of any other person;

            (G) other than in the ordinary course of business consistent with past practice, including, without limitation, pursuant to agreements or arrangements between the Company and any subsidiary of the Company or agreements or arrangements between subsidiaries of the Company, voluntarily incur any material liability or material obligation (absolute, accrued, contingent or otherwise);

            (H) other than pursuant to agreements or arrangements between the Company and any subsidiary of the Company or agreements or arrangements between subsidiaries of the Company, in each case, in the ordinary course of business consistent with past practice, sell, transfer, dispose of, voluntarily create, or take any action that would result in the creation of, a Lien on, or otherwise voluntarily encumber, or take any action that would result in an encumbrance of, or agree to sell, transfer, dispose of, create a Lien on, or otherwise encumber any assets or properties, real, personal or mixed other than (x) to secure debt permitted under subclause (a) of clause
   (D), (y) sales of inventory or other assets or properties in the ordinary course of business consistent with past practice or (x) Liens or other encumbrances that are not material to the Company and its subsidiaries taken as a whole;

            (I) make any change to the Company Benefit Plans or agree to increase or increase in any manner or accelerate the payment, right to payment or vesting of the compensation (including bonuses, severance, profit sharing, retirement, deferred compensation, stock option, insurance or other compensation or benefits) of any directors or officers of the Company or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, officer, director, other employee, agent, consultant or affiliate other than as required by law or pursuant to the terms of agreements in effect on the date of this Agreement; provided that nothing in this paragraph (I) shall prohibit any annual increase in compensation granted by the Company or any subsidiary thereof in the ordinary course of business consistent with past practice

            (J) enter into, amend or voluntarily terminate, or take any action that would result in the termination of, any Company Material Contract, or waive, release or assign any material rights or material claims, including, without limitation, any confidentiality or standstill agreements with persons other than Purchaser;

            (K) enter into any compromise or settlement of, or take any other material action with respect to, any litigation, action, suit, claim, proceeding or investigation, other than the prosecution, defense and settlement of routine litigation, actions, suits, claims, proceedings or investigations in the ordinary course of business;

            (L) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization;

            (M) except to the extent permitted under clause (N) below, change any method of reporting income, deductions or other items for income or franchise tax purposes, make or change any material election with respect to Taxes, agree to an extension or waiver of the limitation period to any claim or assessment in respect of Taxes, or make or rescind any Tax election or settle or compromise any material claim or material assessment in respect of Taxes;

            (N) make any change in any method of accounting or accounting practice or policy, except as required by any changes in applicable generally accepted accounting principles;

            (O) enter into any agreement, understanding or commitment that restrains, limits or impedes the Company's or any of its subsidiaries' ability to compete with or conduct any business or line of business;

            (P) plan, announce, implement or effect any reduction in force program, lay-off program, early retirement program, severance program or other program concerning the termination of employment of employees of the Company or any subsidiary;

            (Q) other than pursuant to agreements or arrangements between the Company and any subsidiary of the Company or agreements or arrangements between subsidiaries of the Company, in each case, in the ordinary course of business consistent with past practice, enter into any Affiliate Transactions; or

            (R) authorize any of, or commit or agree to take any of, the foregoing actions in respect of which it is restricted by the provisions of this Section 4.1.

         4.2. Notification of Certain Matters. The Company shall give prompt notice to Purchaser if any of the following occur after the date of this
Agreement: (i) receipt by the Company of any written notice or other communication in writing from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, provided that such Consent would have been required to have been disclosed in this Agreement; (ii) receipt by the Company of any material written notice or other material communication in writing from any Governmental Authority (including, but not limited to, the NASD or any securities exchange) in connection with the transactions contemplated by this Agreement; (iii) the Company becomes aware of an occurrence or nonoccurrence of an event which would be reasonably likely to
(A) have a Company Material Adverse Effect, (B) result in a breach of a representation, warranty, covenant or other agreement hereunder or (C) cause any condition set forth in Annex I hereto to be unsatisfied at any time prior to the Closing or (iv) receipt by the Company or any of its subsidiaries of any notice in writing as to (A) the commencement or threat of any Litigation relating to or affecting the consummation of the transactions contemplated by this Agreement,
(B) alleged noncompliance with or liability under any Environmental Law, in each case, which is material to the Company and its subsidiaries taken as a whole or
(C) Environmental Contamination, involving or affecting the Company or any of its subsidiaries, or any of their respective properties or assets, which is material to the Company and its subsidiaries taken as a whole. Notwithstanding the foregoing, the breach or failure by the Company to comply with any of the terms set forth in Section 4.2(i), Section 4.2(iii)(A), Section 4.2(iii)(B) (only to the extent such Section 4.2 (iii)(B) relates to the breach of representations or warranties) or Section 4.2(iv) shall not entitle Purchaser to any remedy other than the remedies, if any, that would be available to Purchaser under the terms of this Agreement (other than this Section 4.2) upon the occurrence or non-occurrence of any of the events described in Section 4.2(i),
Section 4.2(iii)(A), Section 4.2(iii)(B) (only to the extent such Section 4.2
(iii)(B) relates to the breach of representations or warranties) or Section 4.2(iv).

         4.3. Access and Information.

         (a) Between the date of this Agreement and the Closing Date, the Company shall give, and shall direct its accountants and legal counsel to give, Purchaser and its authorized representatives (including, without limitation, its financial advisors, accountants and legal counsel), at all reasonable times, access as reasonably requested to all offices and other facilities and to all employees, contracts, agreements, commitments, books and records of or pertaining to the Company and its subsidiaries, will permit the foregoing to make such reasonable inspections and investigations as they may require and will cause its officers promptly to furnish Purchaser with (a) such financial and operating data and other information with respect to the business and properties of the Company and its subsidiaries as Purchaser may from time to time reasonably request, and (b) a copy of each material report, schedule and other document filed or received by the Company or any of its subsidiaries pursuant to the requirements of applicable securities laws or the NASD. Notwithstanding anything contained in this Section 4.3(a) to the contrary, without first consulting with, and providing notice to, the Company, Purchaser shall not, and shall cause its officers, directors, employees, affiliates, financial advisors and other representatives acting on its behalf not to, contact or otherwise participate in discussions with any customer, supplier, distributor, contractor, employee or former employee of the Company or any subsidiary of the Company. Between the date hereof and the consummation of the transactions contemplated hereby, Purchaser shall not engage in any environmental inspections or investigations that involve drilling, testing, or sampling of or at, or structural intrusions, to any property (real or personal) of the Company or any subsidiary of the Company.

         (b) Purchaser shall, at the Company's request, promptly provide the Company with copies of any and all final written third party reports resulting from environmental assessments performed by or on behalf of Purchaser on the Company's and any subsidiaries' facilities or on the operations conducted thereon.

         (c) No investigation pursuant to this Section 4.3 or otherwise by Purchaser shall affect any representation or warranty in this Agreement of any party hereto or any condition of the obligations of the parties hereto.

         4.4. Reasonable Commercial Efforts. Subject to the terms and conditions herein provided, the Company agrees to use its reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, but not limited to, (i) obtaining all Consents from Governmental Authorities and other third parties required for the consummation of the Offer and the transactions contemplated thereby and (ii) timely making all necessary filings under the HSR Act and all Foreign Antitrust Filings (collectively, the "Required Approvals"). Upon the terms and subject to the conditions hereof, the Company agrees to use reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the other conditions to the Offer set forth herein and in Annex I.

         4.5. Public Announcements. So long as this Agreement is in effect, the Company shall not issue or cause the publication of any press release or any other announcement with respect to the Offer or the transactions contemplated hereby without the written consent of Purchaser, except for the Schedule 14D-9 and except where such release or announcement is required by applicable Law or pursuant to any applicable listing agreement with, or rules or regulations of, the NASD, in which case, the Company, prior to making such announcement, will consult with Purchaser regarding the same.

         4.6. Compliance. In consummating the transactions contemplated hereby, the Company shall comply in all material respects with the provisions of the Securities Exchange Act and the Securities Act and shall comply, and/or cause its subsidiaries to comply or to be in compliance, in all material respects, with all other Laws applicable to such transactions; provided, however, that the foregoing shall not apply to any information required to be provided by Purchaser.

         4.7. No Solicitation. (a) The Company shall, and shall direct and cause its officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Company Takeover Proposal (as hereinafter defined) and use its reasonable commercial efforts to obtain the return from all such persons or cause the destruction of all copies of confidential information provided to such persons by the Company or its representatives that are still in possession of such persons. The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its or their officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Company Takeover Proposal; provided, however, if, at any time prior to the Closing Date, (A) the Board of Directors of the Company (x) receives an unsolicited, bona fide written Company Takeover Proposal that was made in circumstances not involving a breach of this Agreement and

(y) determines in good faith, (1) after consultation with and based upon the written advice of outside legal counsel, that the failure to take the actions set forth in subclauses (v) and (w) below in this sentence would constitute a breach of its fiduciary duties to the Company's stockholders under applicable Law and (2) after consultation with and based upon the advice of its financial advisor, that such Company Takeover Proposal is a Company Superior Proposal (as hereinafter defined) and (B) prior to furnishing any non-public information to such person, the Company receives from such person an executed confidentiality agreement with provisions no less favorable to the Company than the Confidentiality Agreement (the "Confidentiality Agreement"), dated as of July 22, 2003, by and between the Company and Purchaser (including the standstill provisions contained therein but provided that such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company), then the Company may (v) furnish information with respect to the Company to the person making such Company Takeover Proposal and (w) participate in discussions and negotiations with such person regarding such Company Takeover Proposal. "Company Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 10% or more of the assets of the Company and its subsidiaries or 10% or more of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of the Company or any of its subsidiaries, any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement.

         (b) Except as set forth in this Section 4.7, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Purchaser, the approval or recommendation by such Board of Directors or such committee of this Agreement, the Offer and the other transactions contemplated by this Agreement,
(ii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "Company Acquisition Agreement") related to any Company Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the Closing Date, (A) the Board of Directors of the Company (x) receives an unsolicited, bona fide written Company Takeover Proposal that was made in circumstances not involving a breach of this Agreement and (y) determines in good faith, (1) after consultation with and based upon the written advice of outside legal counsel, that the failure to take the actions set forth in subclauses (x), (y) and/or (z) below of this sentence would constitute a breach of its fiduciary duties to the Company's stockholders under applicable Law, and (2) after consultation with and based upon the advice of its financial advisor, the Board of Directors determines that such Company Takeover Proposal is a Company Superior Proposal and (B) prior to furnishing any non-public information to such person, the Company receives from such person an executed confidentiality agreement with provisions no less favorable to the Company than the Confidentiality Agreement (including the standstill provisions contained therein but provided that such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company), the Board of Directors of the Company may (subject to the following proviso and the following sentences) (x) withdraw or modify its approval or recommendation of the Offer or (y) approve or recommend a Company Superior Proposal or (z) not earlier than the later of (1) the date that is ten (10) business days following the date of the expiration of the Offer (measured by reference to the expiration date of the Offer as it exists on the date that the Company provides notice to Purchaser of its intention to withdraw or modify its approval or recommendation of the Offer or approve or recommend a Company Superior Proposal, in each case in accordance with the immediately following provisos) and (2) the date that is ten (10) business days following the first date on which all conditions to the Offer set forth in Annex I hereto, other than the Minimum Condition, shall have been satisfied or waived, provided that the Offer has not closed on or before such date, terminate this Agreement (and concurrently with such termination, cause the Company to enter into any Company Acquisition Agreement with respect to any such Company Superior Proposal); provided, however, that with respect to subclauses (x), (y) and (z) above, (v) at least five business days have elapsed following the delivery to Purchaser of a written notice of the determination by the Board of Directors of the Company to take the actions specified in subclauses (x), (y) or (z) above and (1) the Company has complied with Section 4.7(c) and (2) during such five business day period, the Company otherwise cooperates with Purchaser with respect to the Company Takeover Proposal that constitutes a Company Superior Proposal with the intent of enabling Purchaser to engage in good faith negotiations to make such adjustments in the terms and conditions of the Offer as would enable Purchaser to proceed with the Offer on such adjusted terms and
(w) at the end of such five business day period the Board of Directors of the Company continues reasonably to believe that the Company Takeover Proposal constitutes a Company Superior Proposal. Nothing in this Section 4.7, and no action taken by the Board of Directors of Company pursuant to this Section 4.7, will (i) permit the Company to enter into any agreement (other than a confidentiality agreement consistent with Section 4.7(b)(B) above) providing for any transaction contemplated by a Company Takeover Proposal for as long as this Agreement remains in effect or (ii) affect in any manner any other obligation of the Company under this Agreement. For purposes of this Agreement, a "Company Superior Proposal" means any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 90% of the combined voting power of the Shares then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment (based on the advice of its financial and outside legal advisors) to be materially more favorable to the Company's stockholders (after considering any adjustment to the terms and conditions of the Offer in response to a Company Takeover Proposal) than the Offer and (x) for which financing, to the extent required, is then committed or which is reasonably capable of being financed by such third party and (y) is reasonably likely of being completed.

         (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.7, the Company (i) shall promptly (and in any event within 24 hours) advise Purchaser orally and in writing of any request for information or access to the properties, books or records of the Company or any of its subsidiaries or of any Company Takeover Proposal, the material terms and conditions of such request or the Company Takeover Proposal and the identity of the person making such request or Company Takeover Proposal and the Company shall keep Purchaser informed in reasonable detail of the terms, status and other pertinent details of any such Company Takeover Proposal, and
(ii) shall deliver to Purchaser concurrently with its delivery to such person any non-public information delivered to such person not previously provided to Purchaser.

         (d) Nothing contained in this Section 4.7 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Securities Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would constitute a breach of its fiduciary duties to the Company's stockholders under applicable law; provided, however, neither the Company nor its Board of Directors nor any committee thereof shall, except as permitted by Section 4.7(b), withdraw or modify, or propose publicly to withdraw or modify, its position with respect to the Offer or approve or recommend, or propose publicly to approve or recommend, a Company Takeover Proposal.

         4.8. SEC and Stockholder Filings. The Company shall send to Purchaser a copy of all public reports and materials as and when it sends the same to its stockholders, the SEC or any state or foreign securities commission.

         4.9. Director Resignations. The Company shall use reasonable commercial efforts to cause to be delivered to Purchaser resignations of any or all the directors of the Company (as shall be requested by Purchaser) to be effective upon the Closing, subject to Purchaser purchasing not less than 51% of the Shares at the Closing. The Company shall use reasonable commercial efforts to cause such directors, prior to resignation, to appoint, and such directors shall appoint, new directors nominated by Purchaser to fill such vacancies.

         4.10. Shareholder Litigation. The Company shall be entitled to control the defense and settlement of any shareholder Litigation against the Company and its directors relating to the transactions contemplated hereby; provided, however, that the Company may not effect the settlement of any such shareholder Litigation without the consent of Purchaser unless (i) any amounts required to be paid by the Company in connection therewith are fully covered (except for any deductible with respect thereto) by insurance currently maintained by the Company; (ii) the Company does not, and is not required to, admit any guilt in connection therewith; and (iii) the terms of such settlement do not impose a continuing obligation on the Company which results in, or is reasonably likely to result in, a Company Material Adverse Effect.

         4.11. Board Recommendations. In connection with the Offer, the Board of Directors of the Company shall, subject to Section 4.7, recommend to the holders of the Shares that such holders tender their Shares in the Offer.

                                   ARTICLE V.

                        ADDITIONAL COVENANTS OF PURCHASER

         Purchaser covenants and agrees as follows:

         5.1. Reasonable Commercial Efforts. Subject to the terms and conditions herein provided, Purchaser agrees to use its reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this

Agreement, including, but not limited to, obtaining or making all the Required Approvals or related filings. Upon the terms and subject to the conditions hereof, Purchaser agrees to use reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the other conditions to the Offer set forth herein and in Annex I.

         5.2. Public Announcements. So long as this Agreement is in effect, Purchaser shall not, and shall cause its affiliates not to, issue or cause the publication of any press release or any other announcement with respect to the Offer or the transactions contemplated hereby without the written consent of the Company, except for the Offer Documents and except where such release or announcement is required by applicable Law or pursuant to any applicable listing agreement with, or rules or regulations of, the New York Stock Exchange, in which case, Purchaser, prior to making such announcement, will consult with the Company regarding the same.

         5.3. Compliance. In consummating the transactions contemplated hereby, Purchaser shall comply in all material respects with the provisions of the Securities Exchange Act and the Securities Act and shall comply, and/or cause its subsidiaries to comply or to be in compliance, in all material respects, with all other applicable Laws; provided, however, that the foregoing shall not apply to any information required to be provided by the Company.

         5.4. Indemnification. For a period of six years from and after the Closing Date, Purchaser shall not, and shall not allow the Company or any of its subsidiaries to, amend, repeal or otherwise modify the indemnification arrangements for the benefit of individuals who immediately prior to the Closing Date were directors, officers, agents, employees of the Company or any of its subsidiaries or otherwise entitled to indemnification under the Company's or any of its subsidiaries' constitutive documents (an "Indemnified Party") contained in the constitutive documents of the Company or any of its subsidiaries prior to the Closing Date in any manner that would adversely affect the rights thereunder of any Indemnified Party. The Company shall, to the fullest extent permitted under applicable Law, including, without limitation, Section 310 of the Companies Act, and regardless of whether the Closing occurs, indemnify, defend and hold harmless each Indemnified Party against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, including, without limitation, liabilities arising out of this Agreement or under the Securities Exchange Act occurring through the Closing Date, and in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Closing
Date), (i) the Company shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company, promptly as statements therefor are received, and
(ii) the Company will cooperate in the defense of any such matter; provided, however, that the Company shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). After the Closing Date, Purchaser shall guarantee to the fullest extent permitted under applicable Law, including, without limitation, Section 310 of the Companies Act, the payment obligations of the Company under this Section 5.4(a) solely to the extent the Company is permitted under applicable Law, including, without limitation, Section 310 of the Companies Act, to satisfy such payment obligations. Any Indemnified Party wishing to claim indemnification under this Section 5.4(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Purchaser (but the failure so to notify shall not relieve Purchaser or the Company, as the case may be, from any liability which it may have under this Section 5.4(a) except to the extent such failure materially prejudices Purchaser or the Company, as the case may be). For six years after the Closing Date, the Company shall be required to maintain or obtain officers' and directors' liability insurance covering the Indemnified Parties who are currently covered by the Company's officers' and directors' liability insurance policy that is at least equal to the coverage provided under the Company's current directors' and officers' liability insurance policy, to the extent that such liability insurance can be maintained at an annual cost to the Company not greater than 150 percent of the premium for the current Company directors' and officers' liability insurance (which is $126,835); provided that if such insurance cannot be so maintained at such cost, the Company shall maintain as much of such insurance as can be so maintained at a cost equal to 150 percent of the current annual premium for such insurance. From and after the Closing Date, Purchaser shall cause the Company to reimburse all expenses, including reasonable attorney's fees and expenses, incurred by any person to enforce the obligations of Purchaser and the Company under this Section 5.4, in all cases, only to the extent the Company is permitted under applicable Law, including, without limitation, Section 310 of the Companies Act, to reimburse such expenses.

         (b) From and after the Closing Date, if the Company or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provision shall be made so that the successors and assigns of the Company assume the obligations set forth in this Section 5.4.

                                  ARTICLE VI.

                           TERMINATION AND ABANDONMENT

         6.1. Termination. This Agreement may be terminated at any time prior to the Closing:

         (a) by mutual written consent of Purchaser and the Company;

         (b) by Purchaser or the Company if any Governmental Authority shall have issued, enacted, entered or enforced (A) a Law prohibiting the Offer or making the Offer illegal or (B) an injunction, judgment, order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such injunction, judgment, order, decree or ruling or other action shall have become final and nonappealable; provided, that the right to terminate this Agreement under this Section 6.1(b) shall not be available to any such party if the issuance of such final, non-appealable injunction, judgment, order, decree or ruling was primarily due to the failure of such party to perform any of its obligations under this Agreement (including Section 5.1 (in the case of Purchaser) or Section 4.4 (in the case of the Company);

         (c) by Purchaser prior to the Closing if (i) the representations and warranties set forth in Section 2.17(b) shall not be true and correct in all respects on and as of the date of this Agreement and on and as of the date of such determination as if made on such date (other than those representations and warranties that address matters only as of a particular date which shall be true and correct in all respects as of such date); (ii) the representations and warranties of the Company set forth in this Agreement (other than those set forth in Section 2.17(b)) shall not be true and correct on and as of the date of this Agreement and on and as of the date of such determination as if made on such date (other than those representations and warranties that address matters only as of a particular date which shall be true and correct as of such date), except where the failure to be true and correct (without giving effect to any limitation set forth therein arising from the use of the words, "material" or "materially", or the phrase, "Company Material Adverse Effect") would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and, in the case of clauses (i) and (ii) above, the failure of such representations and warranties to be true and correct is incapable of being cured or has not been cured within 20 days after the giving of written notice to the Company; or (iii) the Company shall have failed to perform in any material respect any of its covenants or agreements contained in this Agreement, which failure to perform is incapable of being cured or has not been cured within 20 days after the giving of written notice to the Company;

         (d) by Purchaser if (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Purchaser, or publicly taken a position materially inconsistent with, its approval or recommendation of this Agreement, the Offer or the other transactions contemplated hereby or failed to reconfirm its recommendation within 5 business days after a written request to do so, or approved, endorsed or recommended any Company Takeover Proposal or (ii) the Board of Directors of the Company or any committee thereof shall have resolved or publicly disclosed any intention to take any of the foregoing actions;

         (e) subject to the proviso in Section 1.1(d)(i), by Purchaser if the Offer shall have expired or been terminated without any Shares being purchased thereunder by Purchaser as a result of the occurrence of any of the events set forth in Annex I hereto;

         (f) (i) by Purchaser if the Offer shall not have been consummated on or before May 31, 2004, provided that Purchaser's failure to perform any of its obligations under this Agreement does not result in the failure of the Offer to be consummated by such time or (ii) by the Company if the Offer shall not have been consummated on or before May 31, 2004, provided that Company's failure to perform any of its obligations under this Agreement does not result in the failure of the Offer to be consummated by such time;

         (g) by the Company if (i) the representations and warranties of Purchaser set forth in this Agreement shall not be true and correct on and as of the date of this Agreement and on and as of the date of such determination as if made on such date (other than those representations and warranties that address matters only as of a particular date which shall be true and correct as of such date) such that the failure to be so true and correct has, individually or in the aggregate, a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement; or (ii) Purchaser shall have failed to perform any of its covenants or other agreements contained in this Agreement, except where such failure to perform (without giving effect to any limitation as to "materiality" set forth therein) would not have, individually or in the aggregate, a material adverse effect on the ability of the parties to consummate the transactions contemplated by this Agreement, which breach is incapable of being cured or has not been cured within 20 days after the giving of written notice to the Purchaser; or

         (h) by the Company in accordance with Section 4.7(b), provided, that it complies with the applicable requirements of Section 4.7 and the applicable requirements relating to the payment (including the timing of the payment) of the Termination Fee (as hereinafter defined).

         The party desiring to terminate this Agreement pursuant to the preceding paragraphs shall give written notice of such termination to the other party in accordance with Section 7.4 hereof.

         6.2. Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Offer pursuant to this
Article VI, this Agreement (other than Sections 4.3(b), 4.3(c), 6.2, 7.2, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.10, 7.11, 7.12, 7.13 and 7.14) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal or financial advisors or other representatives); provided, however, that no such termination shall relieve any party hereto from any liability for any breach of any covenant or agreement contained herein or, to the extent permitted by applicable Law, any willful or intentional breach of any representation or warranty contained herein, in each case, prior to termination. If this Agreement is terminated as provided herein, each party shall use its reasonable commercial efforts to redeliver all documents, work papers and other material (including any copies thereof) of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same.

         (b) In the event that (A) a bona fide Company Takeover Proposal shall have been made known to the Company or any of its subsidiaries and made known to its stockholders generally or shall have been made directly to its stockholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a bona fide Company Takeover Proposal and such Company Takeover Proposal or announced intention shall not have been withdrawn, and thereafter this Agreement is terminated pursuant to (1) Section 6.1(e) as a result of a failure of the Minimum Condition being satisfied, or (2) Section 6.1(f), or (B) this Agreement is terminated by Purchaser pursuant to Section 6.1(c)(iii) or Section 6.1(d) or this Agreement is terminated at such time as it is terminable by Purchaser pursuant to Section 6.1(c)(iii) or Section 6.1(d), then the Company shall promptly, but in no event later than two business days after the date of such termination, pay Purchaser a fee equal to $2,300,000 (the "Termination Fee"), payable by wire transfer of same day funds. If this Agreement is terminated by the Company pursuant to Section 6.1(h), then the Company shall, concurrently with such termination, pay to Purchaser the Termination Fee. The Company acknowledges that the agreements contained in this
Section 6.2(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Purchaser would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to this

Section 6.2(b), and, in order to obtain such payment, Purchaser commences a suit that results in a judgment against the Company for the Termination Fee, then, to the extent permitted by applicable Law, the Company shall pay to Purchaser its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee.

         (c) If this Agreement is terminated at such time that this Agreement is terminable pursuant to either (but not both) of Section 6.1(c) or Section 6.1(g), then, subject to the following proviso, the party hereto whose representations or warranties are breached or who has breached its covenants or other agreements contained in this Agreement shall promptly (but not later than two business days after receipt of written notice from other party) pay to the other party, an amount equal to all reasonable and documented out-of-pocket expenses and fees incurred by the other party hereto (including, without limitation, reasonable fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors arising out of or in connection with or related to the Offer or the other transactions contemplated by this Agreement) not to exceed $1,000,000 in the aggregate ("Out-of-Pocket Expenses"), except as otherwise provided in this Section 6.2(c); provided, however, Purchaser and the Company shall only be entitled to recover its Out-of-Pocket Expenses in connection with a breach by the other party of its representations or warranties to the extent (i) such breach is willful or intentional and (ii) the payment to the other party of its Out-of-Pocket Expenses in such circumstances is not prohibited under applicable Law. Without limiting the generality of the foregoing, in the event that any party hereto has breached any covenant set forth herein or has willfully or intentionally breached any of its representations or warranties set forth herein, the non-breaching party shall, in addition to being paid an amount equal to its Out-of-Pocket Expenses as contemplated by the immediately preceding sentence hereof, and subject to the terms of applicable Law in the case of a willful or intentional breach by the Company or Purchaser of its representations and warranties, be permitted to pursue any remedies available to it at law or in equity. Notwithstanding the foregoing, if Purchaser receives a Termination Fee pursuant to Section 6.2(b), Purchaser will not be entitled to any Out-of-Pocket Expenses pursuant to this Section 6.2(c). The parties agree that the Company's discovery (from Purchaser or otherwise) of a breach of any of its representations or warranties shall not, in and of itself, be deemed to be a willful or intentional breach by the Company of its representations or warranties hereunder.

                                  ARTICLE VII.

                                  MISCELLANEOUS

         7.1. Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written agreement between the Company and Purchaser.

         7.2. Waiver of Compliance; Consents. Any failure of the Company on the one hand, or Purchaser on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Purchaser on the one hand, or the Company on the other hand, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 7.2.

         7.3. Survival. The respective representations, warranties, covenants and agreements of the Company and Purchaser contained herein or in any certificates or other documents delivered prior to or at the Closing shall survive the execution and delivery of this Agreement, notwithstanding any investigation made or information obtained by the other party, but shall terminate at the Closing, except for those contained in Sections 1.6 and 5.4 hereof, which shall survive beyond the Closing.

         7.4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile, receipt confirmed, or on the next business day when sent by overnight courier or on the sixth succeeding business day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            (i) if to the Company, to:

                        Denison International plc
                        14249 Industrial Parkway
                        Marysville, OH 43040
                        Attention:  Chief Financial Officer
                        Telecopy:   (937) 642-3738

                        with a copy to:

                        Willkie Farr & Gallagher LLP
                        787 Seventh Avenue
                        New York, NY  10019
                        Attention:  Laurence D. Weltman, Esq.
                        Telecopy:   212-728-8111

                              and

                        Allen & Overy
                        One New Change
                        London
                        EC4M 9QQ
                        Attention:  Charles McKenna, Esq.
                        Telecopy:   44-207-330-9999

            (ii) if to Purchaser, to:

                        Parker-Hannifin Corporation
                        6035 Parkland Boulevard
                        Cleveland, OH 44124

                        Attention: General Counsel
                        Telecopy:  (216) 896-4027

                        with copies to:

                        Jones Day
                        North Point
                        901 Lakeside Avenue
                        Cleveland, OH 44114-1190
                        Attention: Patrick J. Leddy, Esq.
                        Telecopy:  (216) 579-0212
                              and

                        Eversheds LLP
                        Senator House
                        85 Queen Victoria Street
                        London  EC4V 4JL
                        Attention: Robin Johnson, Esq.
                        Telecopy:  44-113-245-6188


         7.5. Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party hereto.

         7.6. Expenses. Except as expressly contemplated by Section 6.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

         7.7. Governing Law. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with the internal laws of, the State of New York.

         7.8. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         7.9. Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, (i) the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Governmental Authority and any other entity, (ii) unless otherwise specified herein, the term "affiliate," with respect to any person, shall mean and include any person controlling, controlled by or under common control with such person,
(iii) the term "subsidiary"
of any specified person shall mean any corporation 50 percent or more of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity 50 percent or more of the total equity interest of which, is directly or indirectly owned by such specified person and
(iv) the words "to the knowledge of the Company" and similar phrases mean the knowledge of the officers and directors of the Company upon due inquiry.

         7.10. Entire Agreement. This Agreement and the documents or instruments referred to herein including, but not limited to, the Annex attached hereto and the Company Disclosure Letter referred to herein, which Annex and Company Disclosure Letter are incorporated herein by reference, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and the understandings between the parties with respect to such subject matter, other than the Confidentiality Agreement which shall remain in full force and effect notwithstanding the execution of this Agreement. Notwithstanding anything contained in this Agreement to the contrary, or any other document furnished to Purchaser concerning the Company, its subsidiaries and their respective affiliates, the Company hereby authorizes Purchaser and its employees, representatives or other agents, to disclose to any and all persons without limitation of any kind the tax treatment and tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) relating to such tax treatment or tax structure that are provided to Purchaser, except for any information identifying the Company, its subsidiaries or their respective affiliates. For purposes hereof, the terms "tax treatment" and "tax structure" shall have the meaning provided by Treasury Regulation Section 1.6011-4.

         7.11. Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.

         7.12. Certain Remedies. (a) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

         (b) The parties agree that Purchaser shall have no remedy against the Company, whether upon termination or otherwise, in respect of any breach of the Company's representations or warranties contained herein, other than: (i) to terminate, to the extent provided in Section 6.1, this Agreement, (ii) to refuse to consummate the Offer, to the extent provided in Annex I hereto and (iii) in respect of intentional or willful breaches of representations and warranties, as provided in Section 6.2.

         7.13. Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person that is not a party hereto or thereto or a successor or permitted assign of such a party; provided however, that the parties hereto specifically acknowledge that the provisions of Sections 1.6 and
5.4 hereof are intended to be for the benefit of, and shall be enforceable by, the current or former employees, officers and directors of the Company and/or any of the subsidiaries of the Company affected thereby and their heirs and representatives.

         7.14. Disclosure Letters. The Company and Purchaser acknowledge that
(a) the Company Disclosure Letter (i) relates to certain matters concerning the disclosures required and transactions contemplated by this Agreement, (ii) are qualified in their entirety by reference to specific provisions of this Agreement, (iii) are not intended to indicate, and shall not be construed as indicating, that such matter is required to be disclosed, nor shall such disclosure be construed as an admission that such information is material with respect to the Company, except to the extent required by this Agreement and (b) disclosure of information contained in one section of the Company Disclosure Letter shall be deemed as proper disclosure for the other sections thereof where it is readily apparent on its face that such disclosure would apply.

         7.15. Further Assurances.

         (a) Each of the parties hereto shall, in connection with the efforts referenced in Sections 4.4 and 5.1 to obtain all Required Approvals, use its reasonable commercial efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division Authority of the Department of Justice (the "DOJ") or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) promptly inform the other party of the timing and content of any communications with the DOJ or any such other Governmental Authority or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the DOJ or such other applicable Governmental Authority or other person, give the other party the opportunity to attend and participate in such meetings and conferences.

         (b) In connection with, and without limiting the foregoing, the Company shall (i) take all actions necessary to ensure that no antitakeover statute or similar statute or regulation is or becomes operative with respect to this Agreement, the Offer, or any other transactions contemplated by this Agreement or the Tender Agreements and (ii) if any antitakeover statute or similar statute or regulation is or becomes operative with respect to this Agreement, the Tender Agreements, the Offer or any other transaction contemplated by this Agreement or the Tender Agreements, take all reasonable actions necessary to ensure that this Agreement, the Tender Agreements, the Offer and any other transactions contemplated by this Agreement or the Tender Agreements may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Tender Agreements, and otherwise to minimize the effect of such statute or regulation on the Offer and the other transactions contemplated by this Agreement and the Tender Agreements.

            IN WITNESS WHEREOF, Purchaser and the Company have caused this Agreement to be signed and delivered by their respective duly authorized officers as of the date first above written.

                                    PARKER-HANNIFIN CORPORATION


                                    By:  /s/ Donald E. Washkewicz
                                         -------------------------------
                                         Name:  Donald E. Washkewicz
                                         Title: President and Chief Executive
                                                Officer


                                    DENISON INTERNATIONAL PLC


                                    By:  /s/ J. Colin Keith
                                         -------------------------------
                                         Name:  J. Colin Keith
                                         Title: Chairman

                                     ANNEX I

            Conditions to the Offer. Notwithstanding any other provision of the Offer or this Agreement, and in addition to and not in limitation of Purchaser's right to extend or amend the Offer at any time in its sole discretion (subject to the restrictions set forth in this Annex I and in the Agreement), Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Securities Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and (subject to any such rules or regulations) may delay the acceptance for payment of any tendered Shares and, except as provided in this Agreement, including without limitation, Section 1.1(d), amend or, except as provided in the proviso in Section 1.1(d)(i), terminate the Offer as to any Shares not then paid for if (i) the Shares tendered pursuant to the Offer by the expiration of the Offer, including any extensions of the Offer, and not withdrawn represent less than 90% of the Ordinary Shares, including those represented by ADSs, on a fully diluted basis, and 90% of the A Ordinary Shares on a fully diluted basis (or such lower percentages as Purchaser may decide but at least a majority of the outstanding voting power of the Shares on a fully diluted basis) (the "Minimum Condition"), (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer, including any extensions of the Offer, (iii) with respect to any antitrust requirement in a foreign jurisdiction, any applicable consent that is required to have been obtained to permit the consummation of the transactions contemplated hereby shall not have been obtained or any applicable waiting period which is required to have expired or been terminated to permit the consummation of the transactions contemplated hereby shall not have expired or been terminated prior to the expiration of the Offer, including any extensions of the Offer, or (iv) at any time on or after the date of this Agreement and before the expiration of the Offer, including any extensions of the Offer, any of the following conditions exists:

            (a) there shall have been instituted or pending any action, investigation or proceeding by any Governmental Authority seeking an injunction or other order, decree, judgment or ruling or a Law shall have been promulgated or enacted by a Governmental Authority of competent jurisdiction (except for any actions, investigations, proceedings, injunctions, orders, decrees, judgments, rulings or Laws which pertain to antitrust matters, which are provided for in clause (b) below) which in any such case (i) restrains or prohibits the making or consummation of the Offer, (ii) prohibits or restricts the ownership or operation by Purchaser (or any of its affiliates or subsidiaries) of any portion of its or the Company's business or assets which is material to the business of all such entities taken as a whole, or compels Purchaser (or any of its affiliates or subsidiaries) to dispose of or hold separate any portion of its or the Company's business or assets which is material to the business of all such entities taken as whole, (iii) imposes material limitations on the ability of Purchaser effectively to acquire or to hold or to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by Purchaser on all matters properly presented to the stockholders of the Company, or (iv) imposes limitations on the ability of Purchaser or any of its affiliates or subsidiaries effectively to control all or any portion of its or the Company's business or assets which are material to the business of all such entities taken as whole;

            (b) there shall have been instituted or pending any action, investigation or proceeding by any Governmental Authority relating to antitrust matters that seeks an injunction or other order, decree, judgment or ruling relating to antitrust matters or a Law relating to antitrust matters shall have been promulgated or enacted by a Governmental Authority of competent jurisdiction which in any such case (i) restrains or prohibits the making or consummation of the Offer, (ii) prohibits or restricts the ownership or operation by Purchaser (or any of its affiliates or subsidiaries) of any portion of its or the Company's business or assets, or compels Purchaser (or any of its affiliates or subsidiaries) to dispose of or hold separate any portion of its or the Company's business or assets, (iii) imposes any limitations on the ability of Purchaser effectively to acquire or to hold or to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by Purchaser on all matters properly presented to the stockholders of the Company, or (iv) imposes limitations on the ability of Purchaser or any of its affiliates or subsidiaries effectively to control all or any portion of its or the Company's business or assets;

            (c) this Agreement shall have been terminated by the Company or Purchaser in accordance with its terms;

            (d) Purchaser and the Company shall have agreed in writing that Purchaser shall amend the Offer to terminate the Offer or postpone the payment for Shares pursuant thereto; or

            (e) since the date of this Agreement, there shall have occurred any Company Material Adverse Effect, or any change, condition, event or development that, individually or in the aggregate, could reasonably be expected to result in a Company Material Adverse Effect; or

            (f) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in any manner adverse to Purchaser, or publicly taken a position inconsistent with, its approval or recommendation of this Agreement, the Offer or the other transactions contemplated hereby or failed to reconfirm its recommendation within 5 business days after a written request to do so, or approved, endorsed or recommended any Company Takeover Proposal or the Board of Directors of the Company or any committee thereof shall have resolved or publicly disclosed any intention to take any of the foregoing actions; or

            (g) (A) the representations and warranties in Section 2.17(b) of the Agreement shall not be true and correct in all respects at the date hereof and as of the Closing Date with the same effect as if made at and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date); (B) the representations and warranties of the Company contained in the Agreement (other than those set forth in Section 2.17(b) of the Agreement) shall not be true and correct at the date hereof and as of the Closing Date with the same effect as if made at and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except where the failure to be true and correct (without giving effect to any limitation set forth therein arising from the use of the words, "material" or "materially", or the phrase, "Company Material Adverse Effect") individually or in the aggregate, would not have or would not reasonably be expected to have a Company Material Adverse Effect; or (C) the Company shall have failed to perform in any material respect any of its covenants or agreements required to be performed by it under the Agreement, which failure to perform has not been cured prior to the Closing Date.

The foregoing conditions (other than the Minimum Condition) are for the sole benefit of Purchaser and its affiliates and may be asserted by Purchaser regardless of the circumstances (including, without limitation, any action or inaction by Purchaser or any of its affiliates other than a material breach by Purchaser of the Agreement) giving rise to any such condition or may be waived by Purchaser, in whole or in part, from time to time in its sole discretion, except as otherwise provided in the Agreement. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time.

                            GLOSSARY OF DEFINED TERMS


A Ordinary Shares ........................................................     1
ADSs .....................................................................     1
Affiliate Transactions ...................................................    21
Affiliate ................................................................    21
Aggregate Exercise Price .................................................     5
Aggregate Proceeds .......................................................     5
Associate ................................................................    21
Closing ..................................................................     5
Closing Date .............................................................     5
Code .....................................................................    13
Companies Act ............................................................     4
Company Accounts .........................................................    10
Company Acquisition Agreement ............................................    30
Company Benefit Plans ....................................................    12
Company Disclosure Letter ................................................     6
Company Financial Statements .............................................    10
Company Material Adverse Effect ..........................................     6
Company Material Contracts ...............................................    11
Company Option Plans .....................................................     5
Company Options ..........................................................     5
Company Permits ..........................................................    11
Company Securities Filings ...............................................     9
Company Superior Proposal ................................................    31
Company Takeover Proposal ................................................    29
Confidentiality Agreement ................................................    29
Consent ..................................................................     8
DOJ ......................................................................    41
Employing Subsidiary .....................................................     5
Enforceability Exceptions ................................................     8
Environmental Contamination ..............................................    18
Environmental Laws .......................................................    17
Environmental Reports ....................................................    18
ERISA ....................................................................    13
ERISA Affiliate ..........................................................    13
Foreign Antitrust Filings ................................................     8
Foreign Plan .............................................................    12
GAAP .....................................................................    10
Governmental Authority ...................................................     8
Hazardous Substance ......................................................    18
HSR Act ..................................................................     8
Indemnified Party ........................................................    33
Intellectual Property ....................................................    17
Law ......................................................................     8
Lazard ...................................................................     3
Leased Real Property .....................................................    19
Liens ....................................................................     7
Litigation ...............................................................    11
Minimum Condition ........................................................     1
Multiemployer Plan .......................................................    14
Multiple Employer Plan ...................................................    14
NASD .....................................................................     8
Net Amount ...............................................................     5
Non-Executive Optionholders ..............................................     5
Offer ....................................................................     1
Offer Documents ..........................................................     2
Offer to Purchase ........................................................     2
Ordinary Shares ..........................................................     1
Out-of-Pocket Expenses ...................................................    36
Owned Real Property ......................................................    19
Per Share Amount .........................................................     1
Person ...................................................................    40
Real Property Leases .....................................................    19
Release ..................................................................    18
Required Approvals .......................................................    28
Schedule 14D-9 ...........................................................     4
Schedule TO ..............................................................     2
SEC ......................................................................     2
Securities Act ...........................................................     9
Securities Exchange Act ..................................................     2
Shares ...................................................................     1
Squeeze-Out ..............................................................     4
Subsidiary ...............................................................    40
Tax ......................................................................    17
Tax Return ...............................................................    17
Tender Agreement .........................................................     1
Termination Fee ..........................................................    36